Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of June 21, 2012

among

INTERVAL ACQUISITION CORP.,
as Borrower,

INTERVAL LEISURE GROUP, INC.
and
CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,

BANK OF AMERICA, N.A.,

PNC BANK, NATIONAL ASSOCIATION

and

SUNTRUST BANK,
each as a Syndication Agent,

and

FIFTH THIRD BANK,

KEYBANK NATIONAL ASSOCIATION

and

UNION BANK, N.A.,
each as a Documentation Agent

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
PNC CAPITAL MARKETS LLC
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

Schedule 1.01A	Existing Letters of Credit
Schedule 1.01B	Closing Date Subsidiary Guarantors
Schedule 1.01C	Mandatory Cost Rate
Schedule 2.01	Lenders and Commitments
Schedule 5.01	Mortgaged Properties
Schedule 6.12	Subsidiaries
Schedule 7.08	Insurance
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 1.01A	Form of Pledge Agreement
Exhibit 1.01B	Form of Security Agreement
Exhibit 1.01C	Form of Mortgage
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Revolving Note
Exhibit 2.13-2	Form of Swingline Note
Exhibit 3.01(e)	Form of Non-Bank Certificate
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of June 21, 2012, among INTERVAL ACQUISITION CORP., a Delaware corporation (the “Borrower”), INTERVAL LEISURE GROUP, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors identified herein, the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Lenders have agreed to provide revolving credit and term loan facilities for the Borrower pursuant to the Existing Credit Agreement;

WHEREAS, the Borrower and the Guarantors have requested that the Lenders amend and restate the Existing Credit Agreement and continue to provide a revolving credit facility for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement and to continue to make the requested facility available on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.

As used in this Credit Agreement, the following terms have the meanings provided below:

“Acquisition” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the Property (other than Capital Stock) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person.

“Adjusted Eurodollar Rate” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the Eurodollar Rate for such Borrowing of Eurodollar Rate Loans in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Rate Loans for such Interest Period.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means either of the Administrative Agent or the Collateral Agent.

“Aggregate Revolving Commitments” means the aggregate principal amount of the Revolving Commitments (as such amount may be increased pursuant to Section 2.01(f) or decreased pursuant to Sections 2.07 or 9.02(a)).  On the Closing Date, the Aggregate Revolving Commitments are $500.0 million.

“Alternative Currency” means each of Euros, Canadian Dollars and Sterling and any other currency added as an “Alternative Currency” pursuant to Section 1.07 hereof.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $75.0 million.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Applicable Percentage” means the following percentages per annum:

APPLICABLE PERCENTAGES FOR REVOLVING LOANS,
SWINGLINE LOANS, LETTER OF CREDIT FEES AND COMMITMENT FEES

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans	Commitment Fees
I	< 1.00:1.00	1.25%	0.25%	0.250%
II	> 1.00 but < 1.50:1.00	1.50%	0.50%	0.275%
III	> 1.50 but < 2.00:1.00	1.75%	0.75%	0.275%
IV	> 2.00 but < 2.50:1.00	2.00%	1.00%	0.350%
V	> 2.50:1.00	2.25%	1.25%	0.375%

Applicable Percentages for Revolving Loans, Swingline Loans, Letter of Credit Fees and Commitment Fees will be based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b). Any increase or decrease in such Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective on the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if (i) a Compliance Certificate is not delivered when due in accordance with such Section or (ii) an Event of Default pursuant to Section 9.01(a), (f) or (h) has occurred and is continuing, then, in the case of clause (i), pricing level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following delivery thereof, and in the case of clause (ii), pricing level V shall apply as of the first Business Day after the occurrence of such Event of Default until the first Business Day immediately following the cure or waiver of such Event of Default.  The Applicable Percentage in effect from the Closing Date through the date for delivery of the Compliance Certificate for the first full fiscal quarter ending after the Closing Date shall be determined based upon pricing level III for Revolving Loans, Swingline Loans, Letter of Credit Fees and Commitment Fees.

Determinations by the Administrative Agent of the appropriate pricing level shall be conclusive absent manifest error.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section  7.01 or 7.02 is shown to be inaccurate (regardless of whether this Credit Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest, fees and other amounts owing as a result of such increased Applicable Percentage for such Applicable Period, which payments shall be promptly applied by the Administrative Agent in accordance with Section 2.11. The rights of the Administrative Agent, the Lenders and the L/C Issuer pursuant to this paragraph are in addition to rights of the Administrative Agent, the Lenders and the L/C Issuer, as the case may be, with respect to Sections 2.03(c)(iii), 2.08(b) or 2.09 or under Article IX and other of their respective rights under the Credit Documents.

“Applicable Period” has the meaning assigned to such term in the definition of Applicable Percentage.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as applicable, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Currency” means each of Dollars and each Alternative Currency.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b))

and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, and (c) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate”, and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00% (provided that, if the Administrative Agent shall have determined (which determination shall be conclusive absent manifest errors) that it is unable for any reason to ascertain the Eurodollar Rate, the most recently available Eurodollar Rate for a one month Interest Period shall be used).  The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning provided in the recitals hereto.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurodollar Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as the context may require.

“Business Day” means any day (other than a day which is a Saturday, Sunday, or other day on which banks in New York are authorized or required by law to close); provided; however, that (a) when used in connection with a rate determination, borrowing, or payment in respect of a Eurodollar Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of U.S. Dollars or foreign currencies, as applicable, in the London Interbank Market, (b) if such day relates to any dealings in Euros to be carried out pursuant to this Credit Agreement, the term “Business Day” means any such day which is a TARGET Day and (c) if such day relates to any dealings in any currency other than Euros or Dollars to be carried out pursuant to this Credit Agreement, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the home country of such foreign currency.

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents

(however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of one or more of the L/C Issuer, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the L/C Issuer and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the L/C Issuer and the Swingline Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar-denominated time deposits, money market deposits and certificates of deposit of (i) any Lender that accepts such deposits in the ordinary course of such Lender’s business, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (iii) any bank whose short-term commercial paper rating from S&P is at least “A-1” (or the then equivalent grade) or from Moody’s is at least “P-1” (or the then equivalent grade), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper issued by any issuer bearing at least an “A-2” (or the then equivalent grade) rating for any short-term rating provided by S&P or “P-1” (or the then equivalent grade) rating by Moody’s and maturing within two hundred seventy (270) days of the date of acquisition, (d) repurchase agreements entered into by the Borrower with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, (f) shares of mutual funds if no less than 95% of such funds’ investments satisfy the provisions of clauses (a) through (e) above, and (g) in the case of any Subsidiary described in clause (a) of the definition of “Foreign Subsidiary,” short-term investments of comparable credit quality and tenor to those referred to in clauses (a) through (f) above which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of forty percent (40%) or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis;

(b)           during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings or the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by a Permitted Holder or by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one (1) or more directors by or on behalf of the board of directors);

(c)           until the receipt by the Administrative Agent of evidence in form and substance satisfactory to the Administrative Agent that the Indebtedness under the Senior Notes and the Senior Notes Indenture (or any applicable refinancing thereof) has been repaid in full and all obligations of Holdings and its Subsidiaries thereunder have been terminated, a “change of control” or any comparable term under, and as defined in, any of the documentation relating to the Senior Notes shall have occurred; or

(d)           Holdings shall cease to control and directly own 100% of each class of outstanding Capital Stock of the Borrower.

“Closing Date” means the date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Wells Fargo in its capacity as collateral agent for the Secured Parties under any of the Collateral Documents, or any successor collateral agent.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Obligations (including, without limitation, any documents executed and delivered in connection with the provision of Cash Collateral).  Notwithstanding the foregoing, no Treasury Management Agreement or Swap Contract shall be considered to be a Collateral Document.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date and (b) in the case of the Revolving Loans, Swingline Loans and the Letters of Credit, the date on which the applicable Revolving Commitments shall have been terminated as provided herein.

“Commitments” means the Revolving Commitments, the L/C Commitments and the Swingline Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures with respect to property, plant and equipment during such period which should be capitalized in accordance with GAAP (including the Attributable Principal Amount of capital leases).

“Consolidated EBITDA” means, for any period for the Consolidated Group, Consolidated Net Income in such period plus, without duplication, (A) in each case solely to the extent decreasing Consolidated Net Income in such period: (a) Consolidated Interest Expense, (b) provision for taxes, to the extent based on income or profits, (c) amortization and depreciation, (d) the amount of all expenses incurred in connection with the closing and funding of this Credit Agreement, (e) the amount of all non-cash deferred compensation expense, (f) the amount of all expenses associated with the early extinguishment of Indebtedness permitted hereunder, including, without limitation, the repayment of Indebtedness under the Senior Notes, (g) any losses from sales of Property, other than from sales in the ordinary course of business, (h) any non-cash impairment loss of goodwill or other intangibles required to be taken pursuant to GAAP, (i) any non-cash expense recorded with respect to stock options or other equity-based compensation, (j) any extraordinary loss in accordance with GAAP, (k) any restructuring, non-recurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that the aggregate amount of any such losses or expenses in cash shall not exceed $6.0 million in such period, (l) any non-cash loss related to discontinued operations and (m) any other non-cash charges (other than write-offs or write-downs of inventory or accounts receivable); provided that, in the case of any non-cash charge referred to in clause (A) of this definition of Consolidated EBITDA that relates to accruals or reserves for a future cash disbursement, such future cash disbursement shall be deducted from Consolidated EBITDA in the period when such cash is so disbursed; minus (B) in each case solely to the extent increasing Consolidated Net Income in such period: (a) any extraordinary gain in accordance with GAAP, (b) any nonrecurring item of gain or income (including write-ups of assets), other than any write-up of inventory or accounts receivable, (c) any gains from sales of Property, other than from sales in the ordinary course of business, (d) any non-cash gain related to discontinued operations; and (e) the aggregate amount of all other non-cash items increasing Consolidated Net Income during such period; provided that in the case of any non-cash item referred to in clause (B) of this definition of Consolidated EBITDA that relates to a future cash payment to Borrower or a Subsidiary, such future cash payment shall be added to Consolidated EBITDA in the period when such payment is so received by Borrower or such Subsidiary.  Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter for the period of four (4) consecutive fiscal quarters then ending, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Consolidated Interest Expense” means, for any period, the sum of the total interest expense of the Consolidated Group (calculated without regard to any limitations on the payment thereof) plus, without duplication, the interest component under capital leases determined on a consolidated basis, minus interest income determined on a consolidated basis; provided that the amortization of deferred financing, legal and accounting costs with respect to this Credit Agreement and the Senior Notes shall be excluded from Consolidated Interest Expense to the extent the same would otherwise have been included therein.  Consolidated Interest Expense shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Net Income” means, for any period for the Consolidated Group, the net income (or loss) attributable to common stockholders of the Consolidated Group in accordance with GAAP, provided that (a) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to a member of the Consolidated Group during such period, (b) the net income of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) that is not distributed to the Borrower or a Subsidiary Guarantor shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its Organization Documents or any agreement, instrument or law applicable to such Subsidiary, (c) the cumulative effect of any change in accounting principles shall be excluded and (d) gains and losses to the extent due to fluctuations in currency values shall be excluded.  Consolidated Net Income shall be calculated on a Pro Forma Basis pursuant to Section 1.03(b).

“Consolidated Total Assets” means the total assets of the Consolidated Group determined in accordance with GAAP, as shown on the most recent balance sheet of the Borrower or Holdings, as the case may be, required to have been delivered pursuant to Section 7.01(a) or (b) or, for the period prior to the time any such statements are required to be so delivered pursuant to Section 7.01(a) or (b), as shown on the balance sheet of Holdings and its Subsidiaries for March 31, 2012.

“Consolidated Total Funded Debt” means, at any time, the principal amount of all Funded Debt of the Consolidated Group at such time (it being understood and agreed that outstanding letters of credit shall not constitute Funded Debt unless such letters of credit have been drawn on by the beneficiary thereof and the resulting obligations have not been paid by the Borrower).

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Total Funded Debt on such day to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of such day; provided that for purposes of calculating the

Consolidated Total Leverage Ratio (other than for determining the Applicable Percentage), the Borrower shall be permitted to subtract from the amount of Consolidated Total Funded Debt in clause (a) above an amount equal to the lesser of (i) 75% of Foreign Cash of the Borrower and its Subsidiaries and (ii) $25,000,000.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.

“Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Fee Letters, the Issuer Documents, the Joinder Agreements, the Revolving Lender Joinder Agreements and the Incremental Term Loan Joinder Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Credit Parties” means the Borrower, each Subsidiary of the Borrower that is a party to a Credit Document (including any Foreign Subsidiary that becomes a borrower under Section 1.08) and Holdings.

“Credit Party Materials” has the meaning provided in Section 7.02.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Loan Obligations other than (i) Eurodollar Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loan Obligations plus two percent (2%) per annum; (b) with respect to Eurodollar Rate Loans, the Adjusted Eurodollar Rate plus the Applicable Percentage plus the Mandatory Cost Rate, if any, applicable to such Loans plus two percent (2%) per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender as of any date of determination that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (c) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swingline Lender and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (but excluding the making of any Investment pursuant to Section 8.02).

“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends or distributions (other than dividends or distributions payable solely in shares of Qualified Capital Stock) prior to the date that is six months after the Final Maturity Date or (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, in each case prior to the date that is six months after the Final Maturity Date (other than upon payment in full of the Loan Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of the Commitments).

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Cash” means the amount of cash and Cash Equivalents reflected in the financial statements of the Borrower and the Borrower’s Domestic Subsidiaries, to the extent such amount is unrestricted.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the party or parties whose approval is required under Section 11.06(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Holdings, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer

Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means (a) with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in the relevant Approved Currency with a term comparable to such Interest Period that appears on the Reuters Page (as defined below) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Reuters Page, “Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Borrowing of Eurodollar Rate Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in the relevant Approved Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Borrowing to be outstanding during such Interest Period; and (b) with respect to any interest calculation with respect to a Base Rate Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in Dollars with a term of one month that appears on the Reuters Page at approximately 11:00 a.m. (London Time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day; provided, however, that if, for any reason, such rate does not appear on the Reuters Page or if there shall at any time no longer exist a Reuters Page, the “Eurodollar Rate” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic mean of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.  “Reuters Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which the relevant Approved Currency deposits are offered by leading banks in the London interbank deposit market).  Each calculation by the Administrative Agent of the Eurodollar Rate shall be conclusive and binding for all purposes, absent manifest error.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Sale and Leaseback Transaction” means any Sale and Leaseback Transaction with respect to Property owned by the Borrower or any Subsidiary to the extent such Property is acquired after the Closing Date, so long as such Sale and Leaseback Transaction is consummated within 180 days of the acquisition of such Property.

“Excluded Property” means (a) vehicles, (b) fee interests in real property with a fair market value of less than $5.0 million, (c) leasehold real property, (d) those assets as to which the Administrative Agent shall reasonably determine in writing that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby, (e) assets if the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate any applicable Law, (f) any right, title or interest in any license, contract or agreement to the extent, but only to the extent that a grant of a security interest therein to secure the Obligations would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable Law), (g) any Capital Stock acquired after the Closing Date (other than Capital Stock in the Borrower or, in the case of any Person which is a Subsidiary, Capital Stock in such Person issued or acquired after such Person became a Subsidiary) in accordance with this Credit Agreement if, and to the extent that, and for so long as (i) such Capital Stock constitutes less than 100% of all applicable Capital Stock of such person, and the Person or Persons holding the remainder of such Capital Stock are not Affiliates of the Borrower, (ii) doing so would violate applicable law or a contractual obligation binding on such Capital Stock and (iii) with respect to such contractual obligations (other than contractual obligations in connection with a joint venture agreement), such obligation existed at the time of the acquisition of such Capital Stock and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Subsidiary, and (h) any Property purchased with the proceeds of purchase money Indebtedness or that is subject to a capital lease, in each case, existing or incurred pursuant to Sections 8.03(b) or (c) if the contract or other agreement in which the Indebtedness and/or Liens related thereto is granted (or the documentation providing for such capital lease obligation) prohibits or requires the consent of any Person other than a member of the Consolidated Group as a condition to the creation of any other security interest on such Property.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes and branch profits Taxes imposed on it, in each case, (i) by any jurisdiction (or any political subdivision thereof) as a result of such recipient being organized in or having its principal office or applicable Lending Office in such jurisdiction or (ii) as a result of any other present or former connection with such jurisdiction (other than any such connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Credit Documents, or sold or assigned an interest in any Loan or Credit Document) (any such Taxes described in this clause (a)(ii), “Other Connection Taxes”), (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to Laws in effect at the time (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender designates a new Lending Office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a), (c) Taxes attributable to a recipient’s failure to comply with Section 3.01(f), and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of July 25, 2008, among the Borrower, certain Subsidiaries of the Borrower party thereto, as guarantors, the lenders party thereto and Wells Fargo (as successor by merger to Wachovia Bank, National Association), as administrative agent and collateral agent, as in effect on the date hereof.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01A.

“Facility” means the Revolving Facility or an Incremental Term Loan Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the letter agreement, dated May 21, 2012, among Holdings, the Borrower, Wells Fargo and Wells Fargo Securities, (b) the fee letter dated as of May 29, 2012, among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Borrower and Holdings, (c) the fee letter dated as of May 29, 2012, among PNC Bank, National Association, PNC Capital Markets LLC, the Borrower and Holdings and (d) the fee letter dated as of May 29, 2012, among SunTrust Bank, SunTrust Robinson Humphrey, Inc., the Borrower and Holdings, in each case as amended to the date hereof.

“Final Maturity Date” means, at any time, the latest of the Revolving Termination Date and any final maturity date applicable to any outstanding Incremental Term Loans at such time.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Cash” means, at any time, any portion of the amount of the cash and Cash Equivalents of the Borrower’s Foreign Subsidiaries reflected in the financial statements of the Borrower that is (a) unrestricted, (b)(i) held by a Foreign Subsidiary domiciled in the United Kingdom, Mexico, Colombia, Argentina, Egypt or any other foreign country reasonably approved by the Administrative Agent or (ii) held in the United States or the United Kingdom and (c) to the extent such cash is repatriated to the Borrower or a Domestic Subsidiary, net of applicable taxes in connection with such repatriation and not otherwise included in the definition of “Domestic Cash”.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means (a) any Subsidiary that is not incorporated, formed or organized under the Laws of the United States of America, any State thereof, or the District of Columbia and (b) any Subsidiary of a Subsidiary described in the foregoing clause (a).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means , at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized (subject to Section 2.15(a)(iv) and (v)) in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders (subject to Section 2.15(a)(iv)).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money, whether current or long-term (including the Loan Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(c)           all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments;

(d)           the Attributable Principal Amount of capital leases;

(e)           the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Capital Stock);

(f)            Support Obligations in respect of Funded Debt of another Person; and

(g)           Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum face amount in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (f).  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the L/C Application therefor, whether or not such maximum face amount is in effect at such time.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Financial Accounting Standards Board as promulgated with the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied, subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning provided in Section 4.01(a).

“Guarantors” means the Subsidiary Guarantors and Holdings, collectively.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article IV and (b) each other guaranty agreement executed by a Guarantor in favor of the Administrative Agent.

“Hazardous Materials” means all materials, substances or wastes characterized, classified or regulated as hazardous, toxic, pollutant, contaminant or radioactive under Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hedge Bank” has the meaning provided in the definition of Obligations.

“Holdings” has the meaning provided in the recitals hereto.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower designated as such in writing by the Borrower that had assets representing 2.5% or less of Consolidated Total Assets on, and generated less than 2.5% of the Borrower and its Subsidiaries’ total revenues for the four quarters ending on, the last day of the most recent period at the end of which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) or, if such date of determination is prior to the first delivery date under such Sections, on (or, in the case of revenues, for the four quarters ending on) March 31, 2012; provided that if all Subsidiaries that are individually “Immaterial Subsidiaries” have aggregate Consolidated Total Assets that would represent 5.0% or more of Consolidated Total Assets on such last day or generated 5.0% or more of the Borrower and its Subsidiaries’ total revenues for such four fiscal quarters, then such number of Subsidiaries of the Borrower as are necessary shall be designated as ceasing to be Immaterial Subsidiaries so that less than 5.0% of Consolidated Total Assets and less than 5.0% of the Borrower and its Subsidiaries’ total revenues are represented by Immaterial Subsidiaries as of such last day or for such four quarters, as the case may be (it being understood that any such determination with respect to revenues and assets shall be made on a Pro Forma Basis).

“Incremental Loan Facilities” has the meaning provided in Section 2.01(e).

“Incremental Revolving Commitments” has the meaning provided in Section 2.01(e).

“Incremental Term Loan Facility” means, at any time, any incremental term loan facility established pursuant to Section 2.01(g) in the aggregate principal amount of the outstanding term loans of the Persons that hold such term loans at such time.

“Incremental Term Loan Joinder Agreement” means a lender joinder agreement, in a form reasonably satisfactory to the Administrative Agent, the Borrower and each Lender extending Incremental Term Loans, executed and delivered in accordance with the provisions of Section 2.01(g).

“Incremental Term Loans” has the meaning provided in Section 2.01(e).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all Funded Debt;

(b)           net obligations under Swap Contracts;

(c)           Support Obligations in respect of Indebtedness of another Person; and

(d)           Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (b) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (c).

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 11.04(b).

“Information” has the meaning provided in Section 11.07.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the Revolving Termination Date and,

in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the Borrower and the Swingline Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Revolving Termination Date and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) and, with prior written consent of all applicable Lenders, nine (9) or twelve (12) months thereafter, as selected by the Borrower in its Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the directly affected Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person of or in the Capital Stock, Indebtedness or other equity or debt interest of another Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the Property (other than Capital Stock) of another Person or assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning provided in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrower (or any Subsidiary) and the L/C Issuer (or in favor of the L/C Issuer) relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 (or such other form as may be approved by the Borrower and the Administrative Agent), executed and delivered in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, including, without limitation, Environmental Laws.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Revolving Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven (7) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuer” means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, together with its successors in such capacity and any other Revolving Lender approved by the Administrative Agent and the Borrower; provided that no other Lender shall be obligated to become an L/C Issuer hereunder.  References herein and in the other Credit Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, at any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit plus the aggregate Dollar Equivalent amount of all Unreimbursed Amounts, including L/C Borrowings.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” has the meaning provided in Section 2.01(b).

“Lead Arrangers” means, collectively, Wells Fargo Securities, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swingline Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with its successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time provide notice of to the Borrower and the Administrative Agent.

“Letter of Credit” means each standby letter of credit issued under the Revolving Facility and shall include the Existing Letters of Credit.

“Letter of Credit Fee” has the meaning provided in Section 2.09(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, at any date of determination, the sum of (a) Domestic Cash plus (b) 75% of Foreign Cash plus (c) the amount by which the Aggregate Revolving Commitments exceeds the Outstanding Amount of the Revolving Obligations.

“Loan” means any Revolving Loan, Swingline Loan or Incremental Term Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one (1) Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means all obligations of the type described in clause (a) of the definition of “Obligations” (including, without limitation, the Revolving Obligations and Incremental Term Loans).

“Mandatory Cost Rate” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01C.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, Collateral Agent or any Lender under any material Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any material Credit Document to which it is a party.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 101% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means (a) each real property identified as a Mortgaged Property on Schedule 5.01 and (b) each real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.15.

“Mortgages” means those mortgages, deeds of trust, security deeds or like instruments given by the Credit Parties, as grantors, to the Collateral Agent to secure the Obligations which shall be substantially in the form of Exhibit 1.01C, or otherwise reasonably satisfactory to the Collateral Agent, and any other such instruments that may be given by any Person pursuant to the terms hereof, as such instruments may be amended and modified from time to time.

“Multiemployer Plan” means any employee pension benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Bank Certificate” has the meaning provided in Section 3.01(f)(iii).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).

“Notes” means the Revolving Notes and the Swingline Note.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party (including any Foreign Subsidiary which becomes a borrower hereunder pursuant to Section 1.08) arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit and whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Swap Contract, to the extent such Swap Contract is otherwise permitted hereunder (each, in such capacity, a “Hedge Bank”) and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender or any Person that was a Lender or Affiliate of a Lender at the time it entered into such Treasury Management Agreement (each, in such capacity, a “Treasury Management Bank”).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” has the meaning provided in the definition of “Excluded Taxes”.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Credit Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date; (b) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Swingline Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wells Fargo in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning provided in Section 11.06(d).

“Participant Register” has the meaning provided in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition; provided that (a) no Default or Event of Default shall have occurred and be continuing or exist immediately after giving effect to such Acquisition, (b) after giving effect on a Pro Forma Basis to the Investment to be made (and any Indebtedness incurred or assumed in connection therewith), as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of March 31, 2012), the Borrower would be in compliance with Section 8.10 (and if such Acquisition involves consideration greater than $35.0 million, then the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (b)), and (c) if such Acquisition involves consideration in excess of $10.0 million (or if the total of all consideration for all Acquisitions since the Closing Date exceeds $25.0 million), all assets acquired in such Acquisition shall be held by the Borrower or a Subsidiary Guarantor and all Persons acquired in such Acquisition shall become Subsidiary Guarantors; provided further that the Borrower may elect to allocate consideration expended in such Acquisition for Property to be held by members of the Consolidated Group that are not the Borrower or Subsidiary Guarantors or Acquisitions of Subsidiaries that are not Subsidiary Guarantors to (i) Investments made pursuant to Section 8.02(k) so long as capacity to make such Investments pursuant to such Section is available at the time of such allocation (and any consideration so allocated shall reduce capacity for Investments pursuant to such Section to the extent that capacity for such Investments are limited by such Section) and/or (ii) Restricted Payments made pursuant to Section 8.06(f) so long as capacity to make such Restricted Payments pursuant to such Section is available at the time of such allocation (and any consideration so allocated shall reduce capacity for Restricted Payments pursuant to such Section to the extent that capacity for such Restricted payments are limited by such Section), and to the extent such consideration is in fact so allocated to such Sections in accordance with the foregoing requirements, such consideration shall not count toward the $10.0 million and $25.0 million limitations set forth in this clause (c).

“Permitted Business” means the businesses of the Borrower and its Subsidiaries conducted on the Closing Date and any business reasonably related, ancillary or complementary thereto and any reasonable extension thereof.

“Permitted Dispositions” means, collectively, the Dispositions described in clauses (a) through (l) of the definition of “Subject Disposition”.

“Permitted Holders” means each of (a) Barry Diller and (b) Liberty Interactive Corporation, and, in each case, such Person’s Affiliates and any group with respect to which any such Persons (including Affiliates) collectively exercise a majority of the voting power.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.02.

“Pledge Agreement” means the amended and restated pledge agreement substantially in the form of Exhibit 1.01A (it being understood that the pledgors party thereto and schedules thereto shall be reasonably satisfactory to the Administrative Agent), given by the Credit Parties, as pledgors, to the Collateral Agent to secure the Obligations, and any other pledge agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Pro Forma Basis” means, with respect to any Subject Disposition, Acquisition, Incremental Loan Facilities or the Transactions, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants set forth in Section 8.10, any other covenants hereunder and the requirements of the definition of “Immaterial Subsidiary”, that such Subject Disposition, Acquisition, Incremental Loan Facilities or the Transactions shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof, after giving effect to any Pro Forma Cost Savings.  Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Subject Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Subject Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Subject Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Acquisition shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Acquisition or Subject Disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Laws, as amended and in effect and applied as of the date hereof, (ii) were actually implemented by the business that was the subject of any such Acquisition or Subject Disposition or actually implemented by the Borrower and its Subsidiaries in connection with such Acquisition or Subject Disposition, in each case, within 12 months after the date of the Acquisition or Subject Disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to (A) the business that is the subject of or (B) the business of the Borrower and its Subsidiaries arising from any such Acquisition or Subject Disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the Acquisition or Subject Disposition and, in each case, are described, as provided below, in a certificate from a Responsible Officer of the Borrower, as if all such reductions in costs had been effected as of the beginning of such period.  Pro Forma Cost Savings described above shall be accompanied by a certificate from a Responsible Officer of the Borrower delivered to the Administrative Agent that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable; provided that such net costs and related adjustments referred to in clauses (ii) and (iii) shall not exceed $15.0 million in any period for which Consolidated EBITDA is calculated.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Capital Stock” means any Capital Stock other than Disqualified Capital Stock.

“Register” has the meaning provided in Section 11.06(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, a Loan Notice and (b) with respect to a L/C Credit Extension, a L/C Application.

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal Outstanding Amount of Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the Revolving Commitment of, and the portion of Revolving Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, chief operating officer, the president, any executive vice president, the chief financial officer, the chief accounting officer, the treasurer, any assistant treasurer, any vice president, any senior vice president, the secretary or the general counsel of a Credit Party, any manager of a Credit Party that is a limited liability company or the general partner of a Credit Party that is a limited partnership.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock or (c) any payment or prepayment of principal on or redemption, repurchase or acquisition for value of, any (x) Indebtedness of any member of the Consolidated Group that is not secured by a Lien except any regularly scheduled payment on such Indebtedness other than Indebtedness incurred under Section 8.03(j) or (y) Subordinated Debt of any member of the Consolidated Group.

“Restructuring Transaction” means any transaction or series of transactions consummated within the 12 month period following the Closing Date that result in (a) the Borrower’s Foreign Subsidiaries being owned by one or more centralized holding companies that are Wholly Owned Subsidiaries of the Borrower, (b) the reclassification of Interval European Holdings Limited as a Foreign Subsidiary or the dissolution or merger of Interval European Holdings Limited with or into another Subsidiary and (c) the purchase or license by one or more Foreign Subsidiaries from one or more Domestic Subsidiaries of certain intellectual property rights utilized solely by Foreign Subsidiaries for fair market value to be paid in cash or by intercompany note; provided that the aggregate fair market value of all such intellectual property disposed of by any Credit Party pursuant to this definition (measured at the time of each such disposition) shall not exceed $50.0 million.

“Revaluation Date” means, with respect to (a) any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by any L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require and (b) any Revolving Loan, each of the following:  (i) each date of Borrowing of a Revolving Loan denominated in an Alternative Currency, (ii) each date of any continuation of a Revolving Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Commitment” means, for each Revolving Lender, the commitment of such Lender to make Revolving Loans (and to share in Revolving Obligations) hereunder.  The Revolving Commitments as of the Closing Date are set forth in Schedule 2.01.

“Revolving Commitment Percentage” means, for each Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments; provided that if the Aggregate Revolving Commitments have been terminated or have expired, then the Revolving Commitment Percentage of each Lender shall be determined based on the Revolving Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Revolving Commitment Percentages are set forth in Schedule 2.01.

“Revolving Facility” means the revolving credit facility provided in this Credit Agreement in the aggregate amount of the Aggregate Revolving Commitments at such time.

“Revolving Lenders” means those Lenders with Revolving Commitments, together with their successors and permitted assigns.  The initial Revolving Lenders are identified on the signature pages hereto and are set forth in Schedule 2.01.

“Revolving Lender Joinder Agreement” means a joinder agreement, in a form to be agreed among the Administrative Agent, the Borrower and each Lender with an Incremental Revolving Commitment, executed and delivered in accordance with the provisions of Section 2.01(f).

“Revolving Loan” has the meaning provided in Section 2.01(a).

“Revolving Notes” means the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Revolving Note is attached as Exhibit 2.13-1.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swingline Loans.

“Revolving Termination Date” means the fifth anniversary of the Closing Date.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer, the Hedge Banks (subject to Section 10.11), the Treasury Management Banks (subject to Section 10.11), each co-agent or sub-agent appointed by the Administrative Agent pursuant to Section 10.05, any other holder from time to time of any Obligations and, in each case, their respective successors and assigns.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the amended and restated security agreement substantially in the form of Exhibit 1.01B, (it being understood that the grantors party thereto and schedules thereto shall be reasonably satisfactory to the Administrative Agent), given by Credit Parties (other than Holdings), as grantors, to the Collateral Agent to secure the Obligations, and any other security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Senior Notes” means the $300.0 million in initial aggregate principal amount of 9.5% Senior Notes due 2016 issued by the Borrower pursuant to the Senior Notes Indenture, and any exchange notes issued in exchange therefor pursuant to the registration rights agreement executed in connection with the issuance thereof.

“Senior Notes Indenture” means the Indenture dated as of August 19, 2008 between the Borrower, as issuer, and The Bank of New York Mellon, as trustee, as supplemented by that certain First Supplemental Indenture dated as of August 20, 2008 among the Borrower, the guarantors party thereto and The Bank of New York Mellon, as trustee; that certain Second Supplemental Indenture dated as of December 6, 2010 among the Borrower, the guarantors party thereto and The Bank of New York Mellon, as trustee; that certain Third Supplemental Indenture dated as of May 26, 2011, among the Borrower, the guarantors party thereto and The Bank of New York Mellon, as trustee, and that certain Fourth Supplemental Indenture dated as of March 20, 2012, among the Borrower, the guarantors party thereto and The Bank of New York Mellon, as trustee.

“Significant Subsidiary” means (a) any Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Act of 1933, as such Regulation is in effect on the Closing Date (with the references to 10% in such Rule being deemed to be 5.0% for the purposes of this definition), and (b) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.01(f) or (h) has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition.

“Solvent” means, with respect to any Person, as of any date of determination, (a) the fair value and present fair saleable value of the aggregate assets of such Person exceeds the value of its Liabilities; (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; (c) such Person will be able to pay its Liabilities as they mature or become absolute; and (d) present fair saleable value of the aggregate assets of such Person is greater than the amount that will be required to pay the probable Liabilities of such Person as they become absolute and matured.  The term “Solvency” shall have an equivalent meaning.  For the purposes of this definition, “Liabilities” means all debts and other liabilities of the applicable entity, whether secured, unsecured, fixed, contingent, accrued or not yet accrued.

“Specified Intercompany Transfers” means a Disposition of Property by a Credit Party (other than Holdings) to a member of the Consolidated Group that is not a Credit Party.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (x) New York City time, in the case of Canadian Dollars and (y) London time, in the case of any other currency, in each case, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Statutory Reserves” means, for any Interest Period for any Borrowing of Eurodollar Rate Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D (or any successor regulation) by member banks of the United States Federal Reserve System in New York City against “Eurocurrency liabilities” (as such term is used in Regulation D).  Borrowings of Eurodollar Rate Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subject Disposition” means any Disposition other than (a) Dispositions of damaged, worn-out or obsolete Property that, in the Borrower’s reasonable judgment, is no longer used or useful in the business of the Borrower or its Subsidiaries; (b) Dispositions of inventory, services or other property in the ordinary course of business; (c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are reasonably promptly (but in any event within twelve months of the date of such Disposition) applied to the purchase price of such replacement equipment or property; (d) licenses, sublicenses, leases and subleases not interfering in any material respect with the business of any member of the Consolidated Group; (e) sales or discounts of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business; (f) any Disposition at any time by (i) a Credit Party (other than Holdings) to any other Credit Party (other than Holdings) (for consideration not to exceed the fair market value of the Property Disposed of as determined in good faith by such Credit Party), (ii) a Subsidiary that is not a Credit Party to a Credit Party (other than Holdings) or (iii) a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party; (g) Specified Intercompany Transfers; (h) the sale of Cash Equivalents; (i) an Excluded Sale and Leaseback Transaction; (j) Restricted Payments permitted by Section 8.06; (k) mergers and consolidations permitted by Section 8.04; and (l) the granting of Liens permitted pursuant to Section 8.01.

“Subordinated Debt” means (a) as to the Borrower, any Funded Debt of the Borrower that is expressly subordinated in right of payment to the prior payment of any of the Loan Obligations of the Borrower and (b) as to any Guarantor, any Funded Debt of such Guarantor that is expressly subordinated in right of payment to the prior payment of any of the Loan Obligations of such Guarantor.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Guarantors” means (a) as of the Closing Date, each Subsidiary of the Borrower listed on Schedule 1.01B and (b) each other Person that becomes a Guarantor pursuant to the terms hereof, in each case together with its successors; provided, that, for the avoidance of doubt, (i) no Foreign Subsidiary shall be a Subsidiary Guarantor and (ii) no Immaterial Subsidiary shall be required to be a Subsidiary Guarantor hereunder so long as it remains an Immaterial Subsidiary.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) a recent ALTA survey by registered engineers or land surveyors and sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type to be mutually agreed by the Administrative Agent and the Borrower at such time based on a cost-benefit analysis or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans, and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase participation interests in Swingline Loans.

“Swingline Lender” means Wells Fargo in its capacity as such, together with any successor in such capacity.

“Swingline Loan” has the meaning provided in Section 2.01(c).

“Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.  A form of Swingline Note is attached as Exhibit 2.13-2.

“Swingline Sublimit” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax Distributions” means, with respect to any fiscal year or portion thereof that the Borrower is treated as a partnership or “disregarded entity” for federal income tax purposes or is part of a consolidated, combined or similar group for Tax purposes of which Holdings or another direct or indirect parent of the Borrower is the common parent (a “Tax Group”), cash distributions paid by the Borrower to Holdings (or to another direct or indirect parent of the Borrower that is the common parent) in respect of (a) where the Borrower is treated as a partnership for federal income tax purposes, the income Tax liabilities of Holdings or the Tax Group (as applicable) attributable to the taxable income of the Borrower or (b) where the Borrower is part of a Tax Group (or is treated as a “disregarded entity” owned by a member of a Tax Group), the income Tax liabilities of the Tax Group attributable to the taxable income of the Borrower and its Subsidiaries included in the Tax Group, as the case may be (in each case, including, any estimates thereof and any Tax deficiencies or other subsequent adjustments to such Tax liabilities); provided that such distributions in respect of any fiscal year of the Borrower or portion thereof shall be permitted to be of an amount equal to, but shall not materially exceed, the income Taxes that the Borrower and/or its Subsidiaries (as applicable) would have paid on a stand alone basis (or as a stand alone Tax Group) (assuming for this purpose that the Borrower is treated as a domestic corporation for federal income tax purposes), reduced by any such income Taxes paid or payable directly by the Borrower and/or its Subsidiaries (including, any estimates thereof and any tax deficiencies or other subsequent adjustments to such liabilities).

“Tax Group” has the meaning assigned to such term in the definition of Tax Distributions.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” means, with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 5.01, which policy (or such marked-up commitment) shall (a) be issued by the Title Company, (b) have been supplemented by endorsements to be mutually agreed by the Administrative Agent and the Borrower at such time based on a cost-benefit analysis, and (c) contain no material exceptions to title other than as permitted under Section 8.01.

“Transactions” means the amendment and restatement of the Existing Credit Agreement pursuant to this Credit Agreement and the payment of fees and expenses in connection therewith.

“Treasury Management Bank” has the meaning provided in the definition of Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Securities” means Wells Fargo Securities, LLC.

“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.  Unless otherwise provided, the use of the term “Wholly Owned Subsidiary” without additional qualifier as to the Person that is the parent thereof shall be deemed to refer to a direct or indirect Wholly Owned Subsidiary of the Borrower.

“Withholding Agent” means the Borrower and the Administrative Agent.

1.02                        Interpretative Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03                        Accounting Terms and Provisions.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis in a manner consistent with that used in preparing the audited financial statements referenced in Section 6.05, except (i) for purposes of determining Pro Forma Basis in connection with the Acquisition of a Person that prepared financial statements not in accordance with GAAP prior to such Acquisition or (ii) as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Notwithstanding any provision herein to the contrary, determinations of (i) the Consolidated Total Leverage Ratio for purposes of determining the applicable pricing level under the definition of “Applicable Percentage,” (ii) compliance with covenants and conditions and (iii) revenues for determining Immaterial Subsidiaries shall be made on a Pro Forma Basis.  To the extent compliance with the covenants in Section 8.10 is being calculated as of a date that is prior to the first test date under Section 8.10 in order to determine the permissibility of a transaction, the levels for the covenants as of the first test date under Section 8.10 shall apply for such purpose.

(c)           If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, the Borrower may, after giving written notice thereof to the Administrative Agent, determine all such computations on such a basis; provided that if any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided further that, until so amended (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d)           All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04                        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of statements delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)           Wherever in this Credit Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.07                        Additional Alternative Currencies.

The Borrower may from time to time request that an additional currency be added as “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Such request shall be subject to the approval of the Administrative Agent, the L/C Issuer and each Lender; provided that if such “Alternative Currency” is to be used for Letters of Credit only, such request shall be subject only to the approval of the Administrative Agent and the L/C Issuer.

1.08                        Additional Borrowers.

Notwithstanding anything in Section 11.01 to the contrary, following the Closing Date, with the consent of the Borrower, each Revolving Lender and the Administrative Agent, this Credit Agreement and the other Credit Documents may be amended to add one or more Foreign Subsidiaries of the Borrower as additional borrowers under the Revolving Facility.  Any obligations in respect of borrowings by any Foreign Subsidiary under the Credit Agreement will constitute “Obligations” and “Secured Obligations” for all purposes of the Credit Documents and any such amendment may require such Foreign Subsidiary to provide additional collateral (but solely for the obligations of such Foreign Subsidiary hereunder).  Any such amendment may also affect any other amendments to this Credit Agreement (including, without limitation, amendments to Section 3.01 of this Credit Agreement and the definition of “Excluded Taxes”) and the other Credit Documents as are consented to by the Administrative Agent, the Borrower and each Revolving Lender as may be reasonably necessary or appropriate to appropriately include such Foreign Subsidiary as a Borrower hereunder (provided that no such amendment shall adversely affect the rights of any Lender that has not consented to such amendment in any material respect).

1.09                        Change of Currency.

(a)           Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.10                        Letter of Credit Amounts.

Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount available to be drawn of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Commitments.

Subject to the terms and conditions set forth herein:

(a)           Revolving Loans.  During the Commitment Period, each Revolving Lender severally agrees to make revolving credit loans (the “Revolving Loans”) in one or more Approved Currencies to the Borrower from time to time on any Business Day prior to the Revolving Termination Date; provided that after giving effect to any such Revolving Loan, (i) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Commitments, (ii) with respect to each Revolving Lender individually, such Lender’s Revolving Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its respective Revolving Commitment, and (iii) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  Revolving Loans denominated in Dollars may consist of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, as the Borrower may request.  Revolving Loans denominated in an Alternative Currency must consist of Eurodollar Rate Loans.  Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

(b)           Letters of Credit.  During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Revolving Lenders set forth herein, agrees (A) to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies, for the account of the Borrower (or for the account of any member of the Consolidated Group, but in such case the Borrower will remain obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit, and the Borrower acknowledges that the issuance of Letters of Credit for the account of members of the Consolidated Group inures to the benefit of the Borrower, and the Borrower acknowledges that the Borrower’s business derives substantial benefits from the business of such members of the Consolidated Group) on any Business Day, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit; and (ii) the Revolving Lenders severally agree to purchase from the L/C Issuer a participation interest in Letters of Credit issued hereunder in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof; provided that (1) the Outstanding Amount of L/C Obligations shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Sublimit”), (2) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Commitments and (3) with regard to each Revolving Lender individually, such Revolving Lender’s

Revolving Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its respective Revolving Commitment.  Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed in full.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(c)           Swingline Loans.  During the Commitment Period, the Swingline Lender agrees, in reliance upon the commitments of the Revolving Lenders set forth herein, to make revolving credit loans in Dollars (the “Swingline Loans”) to the Borrower on any Business Day; provided that (i) after giving effect to any Swingline Loan, (x) the Outstanding Amount of Swingline Loans shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”), (y) with respect to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Commitments, and (z) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of the Outstanding Amount of Revolving Obligations shall not exceed its respective Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall reasonably determine that it has, or by such Credit Extension is likely to have, Fronting Exposure.  Swingline Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to such Lender’s Revolving Commitment Percentage thereof.

(d)           [Intentionally Omitted].

(e)           Incremental Loan Facilities.  Any time after the Closing Date, the Borrower may, upon written notice to the Administrative Agent, establish additional credit facilities of the Borrower (collectively, the “Incremental Loan Facilities”) by increasing the Aggregate Revolving Commitments hereunder as provided in Section 2.01(f) (the “Incremental Revolving Commitments”), or establishing new term loans hereunder as provided in Section 2.01(g) (the “Incremental Term Loans”); provided that:

(i)                                the aggregate principal amount of loans and commitments for all the Incremental Loan Facilities established after the Closing Date will not exceed $200.0 million;

(ii)                             no Default or Event of Default shall have occurred and be continuing or shall result after giving effect to any such Incremental Loan Facility;

(iii)                          the conditions to the making of a Credit Extension under Section 5.02 shall be satisfied on and as of the effective date of such Incremental Loan Facility; provided that for purposes of this clause (iii), all references in Section 5.02 to a “Credit Extension” shall be deemed to refer to the incurrence of the then requested Incremental Loan Facility; and

(iv)                         the Borrower shall have delivered a certificate to the Administrative Agent demonstrating that, after giving effect on a Pro Forma Basis to the borrowings to be made pursuant to such Incremental Loan Facility (assuming for this purpose the borrowing of the entire principal amount of such Incremental Loan Facility), as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of March 31, 2012), the Borrower is in compliance with Section 8.10.

In connection with the establishment of any Incremental Loan Facility, (A) none of the Lead Arrangers hereunder shall have any obligation to arrange for or assist in arranging for any Incremental Loan Facility, (B) any Incremental Loan Facility shall be subject to such conditions, including fee arrangements, as may be provided in connection therewith and (C) none of the Lenders shall have any obligation to provide commitments or loans for any Incremental Loan Facility.  Each Incremental Loan Facility will be part of the Facilities hereunder and shall constitute Obligations guaranteed by the Guarantors and secured by the Collateral, in each case on a pari passu basis with the other Obligations.

(f)                                   Establishment of Incremental Revolving Commitments.  Subject to Section 2.01(e), the Borrower may establish Incremental Revolving Commitments by increasing the Aggregate Revolving Commitments hereunder, provided that:

(i)                                     any Person that is not a Revolving Lender that is proposed to be a Lender under any such Incremental Revolving Commitments shall be reasonably acceptable to the Administrative Agent and the Borrower;

(ii)                                  any Person that is proposed to provide any such Incremental Revolving Commitments (whether or not an existing Revolving Lender) shall be reasonably acceptable to the L/C Issuer and the Swingline Lender;

(iii)                               no Incremental Revolving Commitments shall (A) increase the L/C Sublimit without the written consent of the L/C Issuer or (B) increase the Swingline Sublimit without the written consent of the Swingline Lender;

(iv)                              Persons providing commitments for the Incremental Revolving Commitments pursuant to this Section 2.01(f) will provide a Revolving Lender Joinder Agreement;

(v)                                 increases in the Aggregate Revolving Commitments will be in a minimum principal amount of $10.0 million and integral multiples of $5.0 million in excess thereof;

(vi)                              if any Revolving Loans are outstanding at the time of any such increase under the Revolving Facility, either (x) the Borrower will prepay such Revolving Loans on the date of effectiveness of the Incremental Revolving Commitments (including payment of any break-funding amounts owing under Section 3.05) or (y) each Lender with an Incremental Revolving Commitment shall purchase at par interests in each Borrowing of Revolving Loans then outstanding such that immediately after giving effect to such purchases, each Borrowing thereunder shall be held by each Lender in accordance with its Revolving Commitment Percentage of such Borrowing, as adjusted to give effect to the Incremental Revolving Commitment (and in connection therewith, the Borrower shall pay all amounts that would have been payable pursuant to Section 3.05 had the Revolving Loans so purchased been prepaid on such date); and

(vii)                           each Incremental Revolving Commitment shall be an increase of, and part of, the Revolving Commitments under Section 2.01 and all Borrowings, payments and participations shall be allocated among the Revolving Lenders (including any new Persons providing commitments to the requested Incremental Revolving Commitments pursuant to a Revolving

Lender Joinder Agreement) in accordance with their respective Revolving Commitment Percentages (as adjusted to give effect to the Incremental Revolving Commitments).

Any Incremental Revolving Commitment established hereunder shall have terms identical to the Revolving Commitments existing on the effective date of such Incremental Revolving Commitment, it being understood that the Borrower and the Administrative Agent and/or the Collateral Agent may make (without the consent of or notice to any other party) any amendment to reflect such increase in the Revolving Commitments.

(g)                                  Establishment of Incremental Term Loans.  Subject to Section 2.01(e), the Borrower may, at any time, establish additional term loan commitments, provided that:

(i)                                     any Person that is not a Lender or an Eligible Assignee that is proposed to be a Lender shall be reasonably acceptable to the Administrative Agent and the Borrower;

(ii)                                  Persons providing commitments for the Incremental Term Loan pursuant to this Section 2.01(g) will provide an Incremental Term Loan Joinder Agreement;

(iii)                               additional commitments established for the Incremental Term Loan will be in a minimum aggregate principal amount of $10.0 million and integral multiples of $5.0 million in excess thereof; provided that Incremental Term Loan Commitments shall not be established on more than three (3) separate occasions; and

(iv)                              the final maturity date of any Incremental Term Loan shall be no earlier than the Revolving Termination Date or the maturity date of any prior Incremental Term Loan.

Any Incremental Term Loan established hereunder shall be on terms (including interest rate and amortization) and pursuant to documentation to be determined by the Borrower and the Lenders thereunder (and the Borrower and the Administrative Agent and/or Collateral Agent may, without the consent of any other Lender, enter into an amendment to this Credit Agreement to appropriately include the Incremental Term Loans hereunder); provided that, except as set forth in clause (iv) above, such terms and documents shall be reasonably satisfactory to the Administrative Agent and the Borrower; provided further that if any covenant, term (except to the extent permitted by clause (iv) above or in the case of the Applicable Percentage or fees applicable to such Incremental Term Loans), event of default or remedy in any Incremental Term Loans is not in the existing Credit Documents, the Credit Parties and the Administrative Agent and/or the Collateral Agent shall, without the consent of or notice to any other party, amend the documentation for such existing Credit Documents so that such covenant, term, event of default and/or remedy is applicable to all Loans and Commitments hereunder and/or to incorporate any such covenant, event of default and/or remedy that is not in the existing Credit Documents.

(h)                                 Limitation on Credit Extensions.  Until the receipt by the Administrative Agent of evidence in form and substance satisfactory to the Administrative Agent that the Indebtedness under the Senior Notes and the Senior Notes Indenture (or any applicable refinancing thereof) shall have been, or will be concurrently with the requested Credit Extension, repaid in full and all obligations of Holdings and its Subsidiaries thereunder are terminated, the aggregate principal amount of all Credit Extensions permitted to be made or incurred hereunder (including for this purpose the face amount of all Letters of Credit) shall not exceed the greater of (x) the aggregate amount permitted to be incurred by the Borrower under Section 4.09(b)(2) of the Senior Notes Indenture and (y) the amount permitted to be incurred by Section 4.09(a) of the Senior Notes Indenture.

2.02                        Borrowings, Conversions and Continuations.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York time) (or, with respect to amounts denominated in Alternative Currency, 11:00 a.m. (London time)) (i) with respect to Eurodollar Rate Loans, three (3) Business Days (or, in the case of Revolving Loans denominated in an Alternative Currency, four (4) Business Days) prior to the requested date of, or (ii) with respect to Base Rate Loans, on the requested date of, any Borrowing, conversion or continuation.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans (A) denominated in Dollars, $1.0 million or a whole multiple of $500,000 in excess thereof, (B) denominated in Euros, €1.0 million or a whole multiple of €500,000 in excess thereof, (C) denominated in Sterling, £1.0 million or a whole multiple of £500,000 in excess thereof and (D) denominated in Canadian Dollars, C$1.0 million or a whole multiple of C$500,000 or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, (v) the currency of such Loans (which shall be an Approved Currency) and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a currency in a Loan Notice, then the Revolving Loans so requested shall be made in Dollars.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation (other than with respect to Revolving Loans denominated in an Alternative Currency), then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one (1) month.  No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Loans denominated in an Alternative Currency, in each case described in the preceding subsection.  In the case of a Borrowing denominated in Dollars, each Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York time) on the Business Day specified in the applicable Loan Notice.  In the case of a Borrowing denominated in an Alternative Currency, each Lender shall make the amount of its Loan available to the Administrative Agent in the applicable Alternative Currency in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (London time) on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, without the consent of the Required Lenders, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default or Event of Default at the request of the Required Lenders or the Administrative Agent, (i) no Loan denominated in Dollars may be requested as, converted to or continued as a Eurodollar Rate Loan, (ii) any outstanding Eurodollar Rate Loan denominated in Dollars shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto, and (iii) the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Adjusted Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Revolving Loans.

2.03                        Additional Provisions with Respect to Letters of Credit.

(a)                                 Obligation to Issue or Amend.

(i)                                     The L/C Issuer shall not issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Administrative Agent and the L/C Issuer have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless (x) all the Revolving Lenders have approved such expiry date or (y) the Borrower shall have Cash Collateralized such Letter of Credit in amount equal to 105% of the face amount of such Letter of Credit.

(ii)                                  The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of

Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate any Law applicable to the L/C Issuer;

(C)                               except as otherwise agreed by the L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial stated amount less than $50,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)                                except as otherwise agreed by the L/C Issuer, such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral (pursuant to Section 2.14 and/or Section 2.15(a)(v)), satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure.

(iii)                               The L/C Issuer shall not be under any obligation to amend any Letter of Credit if:

(A)                               the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)                               the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                                 Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such L/C Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 12:00 noon (New York time) at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 12:00 noon (London time) at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency (or, in each case, such later date and time as the L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion).  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; (D) the purpose and nature of the requested Letter of Credit; and (E) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any L/C Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from the Administrative Agent, any Revolving Lender or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof.

(iii)                               If the Borrower so requests in any L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (but in any event not later than 30 days prior to the scheduled expiry date thereof).  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time prior to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in Dollars, the Borrower shall reimburse the L/C Issuer in Dollars.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency unless (x) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (y) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer and the Administrative Agent promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than (x) 12:00 noon (New York time) on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, and (y) the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in Dollars or in the applicable Alternative Currency, as the case may be, in an amount equal to the amount of such drawing; provided, that the Borrower and the L/C Issuer may, each in its discretion, with the consent of the Administrative Agent and so long as such arrangements do not adversely affect the rights of any Lender in any material respect, enter into Letter of Credit cash collateral prefunding arrangements acceptable to them for the purpose of reimbursing Letter of Credit draws.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount and denomination of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Commitment Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing in Dollars of Revolving Loans as Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans (but subject to the amount of the unutilized portion of Aggregate Revolving Commitments) and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) to the Administrative Agent for the account of the L/C Issuer, in Dollars at the Administrative Agent’s Office for payments in Dollars in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. (New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan, to the Borrower.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) with respect to funding participations in L/C Borrowings, non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that the L/C Issuer shall have complied with the provisions of Section 2.03(b)(ii).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same type of funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Loan Obligations and the termination of this Credit Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to the Borrower and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of the L/C Issuer in such Capacity.  Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to the Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as the Borrower may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower shall have a claim against the L/C Issuer, and the L/C Issuer shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g)                                  Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)                                 Letter of Credit Fees.  The Borrower shall pay Letter of Credit Fees as set forth in Section 2.09(b).

(i)                                     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)                                    Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.03 shall be subject to the terms and conditions of Section 2.14 and Section 2.15.

2.04                        Additional Provisions with Respect to Swingline Loans.

(a)                                 Borrowing Procedures.  Each Borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. (New York time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 2:00 p.m. (New York time) on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. (New York time) on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office either by (i) crediting the account of the Borrower on the books of the Swingline Lender with the amount of such funds or (ii) wire transfer of such funds, in each case, in accordance with written instructions provided to the Swingline Lender by the Borrower.

(b)                                 Refinancing.

(i)                                     The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. (New York time) on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)                                  If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant

Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that Swingline Lender has complied with the provisions of Section 2.04(a).  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(c)                                  Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)                                  If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(d)                                 Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Revolving Commitment Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.

(e)                                  Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(f)                                   Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.04 shall be subject to the terms and conditions of Section 2.14 and Section 2.15.

2.05                        Repayment of Loans.

(a)                                 Revolving Loans.  The Borrower shall repay to the Revolving Lenders the Outstanding Amount of Revolving Loans on the Revolving Termination Date.

(b)                                 Swingline Loans.  The Borrower shall repay to the Swingline Lender (i) on demand the Outstanding Amount of any Swingline Loans to the extent amounts received from the Revolving Lenders pursuant to Section 2.04 are not sufficient to repay in full the Outstanding Amount of such Swingline Loans and (ii) the Outstanding Amount of the Swingline Loans on the Revolving Termination Date.

2.06                        Prepayments.

(a)                                 Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i)                                     in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 12:00 noon (New York time) by the Administrative Agent at least three (3) Business Days (or, in the case of Revolving Loans denominated in an Alternative Currency, at least four (4) Business Days) prior to the date of prepayment, in the case of Eurodollar Rate Loans, and on the same Business Day, in the case of Base Rate Loans, (B) any such prepayment shall be a minimum principal amount of (v) $1.0 million and integral multiples of $500,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Dollars, (w) €1.0 million and integral multiples of €500,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Euros, (x) £1.0 million and integral multiples of £500,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Sterling, (y) C$1.0 million and integral multiples of C$500,000 in excess thereof, in the case of Eurodollar Rate Loans denominated in Canadian Dollars and (z) $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case the entire remaining principal amount thereof, if less; and

(ii)                                  in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. (New York time) on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  Prepayments of Loans hereunder (including any prepayments under clause (b) below) shall be accompanied by accrued interest on the amount prepaid and, in the case of prepayments of Eurodollar Rate Loans, breakage or other amounts due, if any, under Section 3.05.  Notwithstanding the foregoing, a notice of voluntary prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)                                 Mandatory Prepayments. Subject in each case to Section 2.06(c):

(i)                                     Revolving Commitments.

(A)                               If at any time (1) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Commitments then in effect (other than solely as a result of exchange rate fluctuations), (2) the Outstanding Amount of Revolving Loans and L/C Obligations denominated in Alternative Currencies shall exceed the Alternative Currency Sublimit then in effect (other than solely as a result of exchange rate fluctuations), (3) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit then in effect (other than solely as a result of exchange rate fluctuations) or (4) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit then in effect, then the Borrower shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an amount (and in the same currency in which the applicable Letter of Credit is denominated or, if requested by the L/C Issuer, in Dollars) equal to the difference; provided, however, that L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(B)                               If the Administrative Agent notifies the Borrower at any time that, solely as a result of exchange rate fluctuations (determined as of the most recent Revaluation Date), the Outstanding Amount of all L/C Obligations at such time exceeds an amount equal to 105% of the L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the L/C Sublimit (the “Foreign Exchange Cash Collateral”).  If, following any subsequent Revaluation Date, the Administrative Agent determines that, solely as a result of exchange rate fluctuations, the Outstanding Amount of all L/C Obligations at such time is equal to or less than 100% of the L/C Sublimit then in effect, then, within two (2) Business Days after such determination, the Administrative Agent shall release the Foreign Exchange Cash Collateral to the Borrower, provided that the Administrative Agent and the Borrower may agree that such Foreign Exchange Cash Collateral shall be held to protect against future exchange rate fluctuations.

(C)                               If the Administrative Agent notifies the Borrower at any time that, solely as a result of exchange rate fluctuations (determined as of the most recent Revaluation Date), the Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall immediately prepay Revolving Loans and/or L/C Borrowings denominated in Alternative Currencies and/or Cash Collateralize the L/C Obligations denominated in Alternative Currencies in an amount (and in the same currency in which the applicable Letter of Credit is denominated or, if requested by the L/C Issuer, in Dollars) equal to the difference; provided, however, that L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans denominated in Alternative Currencies have been paid in full.

(ii)                                  Eurodollar Prepayment Account.  If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.06(b), so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the earliest of (x) the end of the current Interest Periods applicable thereto, (y) three months following the date of such deposit and (z) at the election of the Administrative Agent, upon the occurrence of an Event of Default.  At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents readily available to the Administrative Agent for such purpose maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(c)                                  Application.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities.  In addition:

(i)                                     Voluntary Prepayments.  Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii)                                  Mandatory Prepayments.  Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

2.07                       Termination or Reduction of Commitments.

The Commitments hereunder may be permanently terminated or reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 12:00 noon (New York time) at least five (5) Business Days prior to the date of reduction or termination and any such reduction or terminations shall be in a minimum amount of $1.0 million and integral multiples of $1.0 million in excess thereof; (ii) the Borrower shall not terminate or reduce the

Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments and Cash Collateralization hereunder, the Outstanding Amount of Revolving Obligations thereunder would exceed the Aggregate Revolving Commitments; and (iii) if, after giving effect to any reduction or termination of the Aggregate Revolving Commitments, the Alternative Currency Sublimit, the L/C Sublimit or the Swingline Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will give prompt notice to the Lenders of any such termination of or reduction in Commitments.  Except as provided in clause (iii) above, the amount of any reduction of the Aggregate Revolving Commitments shall not be applied to the Alternative Currency Sublimit, the L/C Sublimit or the Swingline Sublimit unless otherwise specified by the Borrower.  Any termination or reduction of any Revolving Commitments shall be applied to the Revolving Commitment of each applicable Lender according to its Revolving Commitment Percentage.  All commitment or other fees accrued with respect to any Commitment through the effective date of any termination thereof shall be paid on the effective date of such termination.  A notice of termination of the Commitments delivered by the Borrower shall be irrevocable except that such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Percentage plus (in the case of a Eurodollar Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost Rate; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b)                                 If any amount payable by the Borrower under any Credit Document is not paid when due and an Event of Default has occurred and is continuing under Section 9.01(a), (f) or (h), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(c)                                  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)                                 Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

(a)                                 Commitment Fee.  Subject to Section 2.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage thereof, a commitment fee (the “Commitment Fee”) in Dollars equal to the Applicable Percentage times the actual daily amount by which the Aggregate Revolving Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii)  the Outstanding Amount of L/C Obligations (and, for the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Commitment Fee).  The Commitment Fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the tenth (10th) day of each January, April, July and October (for the Commitment Fee accrued during the previous calendar quarter), commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(b)                                 Letter of Credit Fees.

(i)                                     Letter of Credit Fees.  Subject to Section 2.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage, a Letter of Credit fee, in Dollars, for each Letter of Credit, an amount equal to the Applicable Percentage for Revolving Loans that are Eurodollar Rate Loans multiplied by the Dollar Equivalent of the daily maximum undrawn Outstanding Amount under such Letter of Credit (the “Letter of Credit Fees”).  For purposes of computing the daily undrawn Outstanding Amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10.  The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the tenth (10th) day of each January, April, July and October (for the Letter of Credit Fees accrued during the previous calendar quarter), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default has occurred and is continuing under Section 9.01(a), (f) or (h), all Letter of Credit Fees shall accrue at the Default Rate.

(ii)                                  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, 0.125% of the daily undrawn Outstanding Amount under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth (10th) day of each January, April, July and October (for fronting fees accrued during the previous calendar quarter or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  For purposes of computing the daily undrawn Outstanding Amount under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)                                  Other Fees.  The Borrower shall pay the fees to the applicable parties, in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Wells Fargo’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 or 366-day year), or, in the case of interest in respect of Eurodollar Rate Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by any Credit Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  All payments of principal and interest on any Loan shall be payable in the same currency as such Loan is denominated.  All payments of fees pursuant to Section 2.09 shall be payable in Dollars.  All payments in respect of Unreimbursed Amounts shall be payable in the currency provided in Section 2.03.  All other payments herein shall be payable in the currency specified with respect to such payment or, if the currency is not specified, in Dollars.  Except as otherwise expressly provided herein, (x) all payments by the Borrower in Dollars hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. (New York time) on the date specified herein and (y) all payments by the Borrower in Alternative Currency hereunder shall be made to the Administrative Agent’s Office for payments in such Alternative Currency and in Same Day Funds not later than 3:00 p.m. London time on the date specified herein.  If, for any reason, the Borrower is prohibited by Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Revolving Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. New York time or London time, as applicable shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, receiving any such payment severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligation of the Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12                        Manner of Payment.

(a)                                 Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to Holdings, the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)                                 Defaulting Lenders.  Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.15(a)(ii).

2.13                       Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                                  Each Lender having sold a participation in any of its Obligations, acting solely for this purpose as agent for the Borrower, shall maintain a register for the recordation of the names and addresses of such Participants (and each change thereto, whether by assignment or otherwise) and the rights, interest or obligation of such Participants in any Obligation, in any Commitment and in any right to receive any payments hereunder.

2.14                        Cash Collateral.

At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the L/C Issuer with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)                                 Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 2.14 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                                  Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the L/C Issuer shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

2.15                        Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.01.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer and the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the L/C Issuer and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize the future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Credit Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments under the applicable Revolving Facility without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)                               With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding Revolving Loans plus participations in L/C Obligations and Swingline Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting

Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure (after giving effect to any such partial reallocation) and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure (after giving effect to any such partial allocation) in accordance with the procedures set forth in Section 2.14.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Revolving Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes.  Except as otherwise required by law (as determined in the good faith discretion of the applicable Withholding Agent), any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section), the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)                                  Indemnification by the Borrower.  Without duplication of any amounts payable under Section 3.01(a), the Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Upon the reasonable request of any Credit Party, the Lenders, the L/C Issuer and the Administrative Agent agree to use their reasonable efforts to cooperate with such Credit Party (at such Credit Party’s direction and expense) in contesting the imposition of, or claiming a refund of, any Indemnified Taxes paid by such Credit Party, whether directly to a Governmental Authority or pursuant to this Section, that such Credit Party reasonably believes were not correctly or legally asserted by the relevant Governmental Authority unless the Lender, the L/C Issuer or the Administrative Agent, as the case may be, determines in good faith that pursuing such a contest or refund would be materially disadvantageous to it.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (d).

(e)                                  Evidence of Payments.  As soon as reasonably practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation set forth in Section 3.01(f)(v) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender to the extent it may lawfully do so shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(ii)                                  duly completed copies of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in substantially the form of Exhibit 3.01(e) (a “Non-Bank Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and that interest payments being received are not effectively connected with the Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of IRS Form W-8BEN,

(iv)                              in the case of a Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a Foreign Lender that is a partnership for U.S. federal income tax purposes or that is a participating Lender granting a typical participation), duly completed copies of Internal Revenue Service Form W-8IMY, together with the appropriate IRS Form W-8BEN, ECI or IMY, W-9 and/or Non-Bank Certificate with respect to each beneficial owner (provided that, if the Foreign Lender is a partnership, one or more of whose beneficial owners is claiming the portfolio interest exception, the Foreign Lender may provide the Non-Bank Certificate on behalf of such beneficial owners), and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and to establish that such remaining portion may be received without deduction for, or at a reduced rate of, United States federal withholding tax; or

(v)                                 executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made, if any.

Any Lender or L/C Issuer that is a United States person under Section 7701(a)(30) of the Internal Revenue Code, to the extent it may lawfully do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or L/C Issuer becomes a Lender or L/C Issuer, as applicable, under this Credit Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender or L/C Issuer is entitled to an exemption from U.S. backup withholding tax.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section or with respect to which a Credit Party has paid additional amounts pursuant to this Section, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over to such indemnified party pursuant to this subsection (g) (plus any penalties, interest (attributable to the period of time that such indemnified party had use of such funds) or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.  Notwithstanding anything to the contrary, in no event will any indemnified party be required to pay any amount to an indemnifying party the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been imposed.

(h)                                 Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

3.02                        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate or to convert Loans that are Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (as to which the interest rate is not determined by reference to the Eurodollar Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and all Base Rate Loans shall cease to be determined by reference to the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

In connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, if for any reason (a) the Administrative Agent determines that that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) the Administrative Agent determines that adequate and reasonable means do not exist for determining the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Required Lenders determine that the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and the Borrower shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Rate Loan together with accrued interest thereon (subject to Section 2.10), on the last day of the then current Interest Period applicable to such Eurodollar Rate Loan or (ii) convert the then outstanding principal amount of each such Eurodollar Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to the Eurodollar Rate as of the last day of such Interest Period, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.

3.04                        Increased Cost; Capital Adequacy.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Adjusted Eurodollar Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost Rate, other than as set forth below) or the L/C Issuer;

(ii)                                  subject any Lender, the Administrative Agent or the L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Lender, the Administrative Agent or the L/C Issuer in respect thereof (except, in each case, for Indemnified

Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(iii)                               result in the failure of the Mandatory Cost Rate, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Rate Loans; or

(iv)                              impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Administrative Agent or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Administrative Agent or the L/C Issuer, the Borrower will pay to such Lender, the Administrative Agent or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender, the Administrative Agent or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender, the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender, the Administrative Agent or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender, the Administrative Agent or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, the Administrative Agent or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender, the Administrative Agent or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender, the Administrative Agent or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such

Lender, the Administrative Agent or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Administrative Agent’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any reasonable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of a Lender, shall be conclusive absent manifest error.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

(c)           Limitation on Additional Amounts, Etc.  Notwithstanding anything to the contrary contained in this Article III of this Credit Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under this Article within nine (9) months after the later of (i) the date the Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (ii) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to this Article III to the extent of the costs, losses, expenses or liabilities, reductions in amounts received or receivable or reductions in return on capital that are incurred or suffered on or after the date which occurs nine (9) months prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to this Article III.

3.07                        Survival Losses.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01                        The Guaranty.

(a)           Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)           Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02                        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Guaranteed Obligations have been irrevocably paid in full (other than contingent obligations for which no claim has been made) and the commitments relating thereto have expired or been terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, Swap Contracts, Treasury Management Agreements or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e)           any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Credit Documents, Swap Contracts, Treasury Management Agreements and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, Swap Contracts, Treasury Management Agreements or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

4.03                        Reinstatement.

Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations.  The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations (other than any Treasury Management Banks or Hedge Banks) in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04                        Certain Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit Documents, Swap Contracts, Treasury Management Agreements or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent obligations for which no claim has been made) and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

4.05                        Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed

Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that the Guaranteed Obligations are secured in accordance with the terms of the Collateral Documents and that the holders of the Guaranteed Obligations (other than any Treasury Management Banks or Hedge Banks) may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full (other than contingent obligations for which no claim has been made) and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full (other than contingent obligations for which no claim has been made) and the commitments relating thereto shall have expired or been terminated.

4.07                        Guaranty of Payment; Continuing Guaranty.

The guarantee in this Article IV is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

4.08                        Joint and Several Liability of the Borrower.

The Borrower shall be jointly and severally liable for all Obligations of any Foreign Subsidiary that becomes an additional borrower hereunder in accordance with Section 1.08.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions to Closing Date and Initial Extensions of Credit.

The effectiveness of this Credit Agreement and the obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder (including the continuation of its existing loans and Existing Letters of Credit hereunder) is subject to satisfaction of the following conditions precedent:

(a)           Executed Credit Agreement and other Credit Documents.  The Administrative Agent’s receipt of counterparts of (i) this Credit Agreement dated as of the Closing Date, duly executed by a Responsible Officer of the Borrower and by each Lender party thereto, and in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and each of the Lenders, (ii) the Security Agreement, duly executed by a Responsible Officer of the Borrower and each Subsidiary Guarantor, (iii) the Pledge Agreement, duly executed by a Responsible Officer of the Borrower and each Guarantor and (iv) Notes, to the extent requested by a Lender by written notice delivered to the Borrower at least two (2) Business Days prior to the Closing Date, duly executed by a Responsible Officer of the Borrower.

(b)           Personal Property Collateral.  The Collateral Agent’s receipt of the following:

(i)           Lien Priority.  Evidence, including UCC, tax and judgment lien searches from the jurisdiction of formation and jurisdiction of the chief executive office of each Credit Party and intellectual property searches, that none of the Property of the Credit Parties, including the Collateral, is subject to any Liens (in each case other than Permitted Liens);

(ii)          UCC Financing Statements.  Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect, or maintain perfection of, the security interests in the Collateral;

(iii)         Intellectual Property.  Such patent, trademark and copyright security agreements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect, or maintain perfection of, the security interests in the Credit Parties’ material IP Rights;

(iv)        Capital Stock.  To the extent not already in the custody of the Administrative Agent or its agents, original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents and required to be delivered thereunder (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank (provided that with respect to the Capital Stock of any Subsidiary of the Borrower, the Administrative Agent may, in its sole discretion, provide a reasonable amount of time after the initial funding for the Borrower to deliver such original certificates); and

(v)         Promissory Notes.  To the extent not already in the custody of the Administrative Agent or its agents, original promissory notes to the extent required by the Security Agreement, if any, evidencing intercompany loans or advances owing to any Credit Party (other than Holdings) by any other Credit Party, together with undated allonges executed in blank (provided that the Administrative Agent may, in its sole discretion, provide a reasonable amount of time after the initial funding for the Borrower to deliver such original promissory notes).

(c)           [Intentionally Omitted.]

(d)           Evidence of Insurance.  The Collateral Agent’s receipt of evidence of property hazard, business interruption and liability insurance covering each Credit Party (with appropriate endorsements naming the Collateral Agent as lender’s loss payee (and mortgagee, as applicable) on all policies of property hazard insurance and as additional insured on all policies for liability insurance) and, to the extent requested by the Collateral Agent, copies of binders with respect to all property and liability insurance required to be maintained pursuant to Section 7.08 and the other Credit Documents (including, without limitation, flood insurance policies to the extent required by any Credit Document), in each case, in form reasonably satisfactory to the Administrative Agent.

(e)           Opinions of Counsel.  The Administrative Agent’s receipt of a customary duly executed opinion of K&L Gates LLP and of appropriate local counsel to the Credit Parties, each dated as of the Closing Date, addressed to the Administrative Agent, the Collateral Agent and the Lenders (and expressly permitting reliance by permitted successors and assigns of the addressees thereof) and, in each case, reasonably satisfactory to the Administrative Agent.

(f)            Organization Documents, Etc.  The Administrative Agent’s receipt of a certificate of each Credit Party, duly executed by a Responsible Officer of such Credit Party, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

(i)           Charter Documents.  Copies of its articles or certificate of incorporation, organization or formation (or equivalent), certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its incorporation, organization or formation;

(ii)          Bylaws.  Copies of its bylaws, operating agreement or partnership agreement (or equivalent);

(iii)         Resolutions.  Copies of its resolutions of its board of directors (or equivalent governing body) approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv)        Incumbency.  Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and

(v)         Good Standing Certificates.  Certificates of good standing or the equivalent from its jurisdiction of incorporation, organization or formation, in each case certified as of a recent date by the appropriate Governmental Authority.

(g)           Officer Certificates.  The following shall be true as of the Closing Date, and the Administrative Agent shall have received a customary certificate or certificates of a Responsible Officer of the Borrower, dated as of the Closing Date certifying each of the following:

(i)           Material Adverse Effect.  There has been no event or circumstance since December 31, 2011 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ii)          Material Litigation.  There shall be no action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect;

(iii)         Consents.  No governmental, shareholder or third party consents, licenses or approvals are required in connection with the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto, and all applicable waiting periods have expired without any continuing action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or the Transactions or that could seek or threaten any of the foregoing, and no law or regulation is applicable which could reasonably be expected to have such effect;

(iv)        Representations and Warranties.  All representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents are true and correct in all material respects (provided that representations and warranties that are qualified by materiality or reference to Material Adverse Effect are true and correct in all respects); and

(v)         Senior Notes.  the Borrower and its Subsidiaries are in compliance with the terms of the Senior Notes and the Senior Notes Indenture after giving effect to the Transactions.

(h)           Pro Forma Financial Statements.  The Lenders shall have received pro forma condensed consolidated financial statements as to Holdings and its Subsidiaries giving effect to the Transactions, and projections prepared by management of Holdings, each in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on an annual basis for each of the fiscal years ending December 31, 2012 through December 31, 2016, which shall not be materially inconsistent with any financial information or projections previously delivered to the Administrative Agent.

(i)            Financial Statements.  Copies of the financial statements referred to in Section 6.05.

(j)            PATRIOT Act, etc.  Holdings, the Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders, at least five Business Days prior to the Closing Date, the documentation and other information requested by the Administrative Agent at least ten Business Days prior to the Closing Date in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(k)           Solvency.  The Administrative Agent shall have received a customary certificate, dated as of the Closing Date, certified by the chief financial officer of Holdings, stating that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(l)            Fees and Expenses.  All fees and expenses (including, unless waived by the Administrative Agent, all reasonable fees, expenses and disbursements of McGuireWoods LLP invoiced to the Borrower one Business Day prior to the Closing Date) required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                        Conditions to All Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Credit Party contained in this Credit Agreement and the other Credit Documents shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date (provided that representations and warranties that are qualified by materiality or reference to Material Adverse Effect shall be true and correct in all respects), and except that the representations and warranties contained in Section 6.05 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.01(a) and (b) and to the date of such financial statements.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(e)           The applicable requested Credit Extension complies with Section 2.01(h).

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01                        Existence, Qualification and Power.

Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) execute, deliver and perform its obligations under the Credit Documents to which it is a party and (ii) except to the extent it would not reasonably be expected to have a Material Adverse Effect, own its assets and carry on its business, and (c) except to the extent it would not reasonably be expected to have a Material Adverse Effect, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

6.02                        Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which it is party have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any Contractual Obligation to which such Credit Party is party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject; (c) result in the creation of any Lien (other than Permitted Liens); or (d) violate any Law applicable to such Credit Party and the relevant Credit Documents, except, in the case of clause (b) or (d) of this Section 6.02 only, as would not reasonably be expected to have a Material Adverse Effect.

6.03                        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect, (b) filings to perfect security interests granted pursuant to the Credit Documents and (c) approvals, consents, exemptions, authorizations, or other actions, notices or filings the failure to procure which would not reasonably be expected to have a Material Adverse Effect).

6.04                        Binding Effect.

Each Credit Document has been duly executed and delivered by each Credit Party that is party hereto or thereto.  Each Credit Document constitutes legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and implied covenants of good faith and fair dealing.

6.05                        Financial Statements.

(a)           The financial statements contained in Holdings’ Form 10-K for the fiscal year ending December 31, 2011, including the notes thereto, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The financial statements contained in Holdings’ Form 10-Q for the fiscal quarter ending March 31, 2012, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of Holdings and its Subsidiaries as of such date and the consolidated results of operations of Holdings and its Subsidiaries for the periods covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

6.06                        No Material Adverse Effect.

Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.07                        Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.08                        No Default.

No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09                        Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good and valid title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other material property, except as would not reasonably be expected to have a Material Adverse Effect, and the property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

6.10                        Taxes.

Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect:  (a) Holdings and each of its Subsidiaries (i) has timely filed (or has had filed on its behalf) all Tax returns required to be filed and (ii) has paid prior to delinquency all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable (including in its capacity as a Withholding Agent), except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided, in accordance with GAAP, if such contest suspends enforcement or collection of the claim in question; (b) neither Holdings nor any of its Subsidiaries is aware of any proposed or pending tax assessments, deficiencies or audits; and (c) neither Holdings nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

6.11                        ERISA Compliance.

(a)           Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and the regulations and published interpretations thereunder with respect to all Plans except for any required amendments for which the remedial amendment period as defined in Section 4.01(b) of the Internal Revenue Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  Each Credit Party and each ERISA Affiliate has made all required contributions to each Pension Plan and Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 431 of the Internal Revenue Code or Section 303 or 304 of ERISA has been made with respect to any Pension Plan or Multiemployer Plan except in such instances in which the failure to comply therewith either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA which in the case of clause (i) through (iii) above, would reasonably be expected to have a Material Adverse Effect.

6.12                        Subsidiaries.

Set forth on Schedule 6.12 is a list of all Subsidiaries of the Borrower as of the Closing Date, together with the jurisdiction of organization, classes of Capital Stock and ownership and ownership percentages of each such Subsidiary.  Schedule 6.12 identifies the Subsidiaries that shall be parties to the Pledge Agreement and Security Agreement as of the Closing Date.  The outstanding Capital Stock of the Borrower and its Subsidiaries has been validly issued, is owned free of Liens (other than Permitted Liens), and with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable.  The outstanding shares of Capital Stock of the Borrower and its Subsidiaries are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.12.

6.13                        Margin Regulations; Investment Company Act.

(a)           The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the FRB.  Following the application of the proceeds of each Credit Extension, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness within the scope of Section 9.01(e) will be “margin stock” (within the meaning of Regulation U issued by the FRB).

(b)           None of the Credit Parties or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14                        Disclosure.

No written report, financial statement, certificate or other information (taken as a whole) furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case as of the date such information is provided and as of the Closing Date; provided that, with respect to projected financial information and estimates, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15                        Compliance with Laws.

Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any

Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.16                        Solvency.

As of the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent, and after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, will be Solvent.

6.17                        Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  As of the Closing Date, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.18                        Security Agreement.

The security interest granted pursuant to the Security Agreement (i) will constitute a valid and perfected security interest in the Collateral (as to which perfection may be obtained or maintained by the filings or other actions described in clause (A), (B) or (C) of this Section 6.18) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, upon (A) the filing or amendment, as the case may be, of all financing statements naming each Grantor (as defined in the Security Agreement) as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices, (B) delivery of all Instruments, Chattel Paper and negotiable Documents to the Collateral Agent and (C) completion of the filing, registration and recording of a fully executed agreement in the form of the Security Agreement (or a supplement thereto) and containing a description of all Collateral constituting intellectual property in the United States Patent and Trademark Office within the three month period (commencing as of the date hereof) or, in the case of Collateral constituting intellectual property acquired after the date hereof, thereafter pursuant to 35 USC § 261 and 15 USC § 1060 and the regulations thereunder with respect to United States Patents and United States registered Trademarks and in the United States Copyright Office within the one month period (commencing as of the date hereof) or, in the case of Collateral constituting intellectual property acquired after the date hereof, thereafter with respect to United States registered Copyrights pursuant to 17 USC § 205 and the regulations thereunder and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than Permitted Liens.  Unless otherwise specified in this Credit Agreement, solely with respect to this Section 6.18 capitalized terms used and not otherwise defined in this Credit Agreement shall have the meanings provided in the Security Agreement.

6.19                        Pledge Agreement.

The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien other than Permitted Liens (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC) (to the extent perfection of a Lien in such Collateral can be obtained by filing UCC financing statements), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.

6.20                        Mortgages.

Upon the execution and delivery thereof, each of the Mortgages will be effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Mortgaged Properties identified therein in conformity with applicable Law, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when the Mortgages and UCC financing statements in appropriate form are duly recorded at the appropriate offices, and recording or similar taxes, if any, are paid, the Mortgages shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Mortgaged Properties, in each case prior and superior in right to any other Lien (other than Permitted Liens).

6.21                        Anti-Terrorism; Anti-Money Laundering.

No Credit Party nor any of its Subsidiaries (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act or (c) is a Sanctioned Person.  No part of the proceeds of any Credit Extension hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

6.22                        Environmental Matters.

(a)          There are no actions, suits, proceedings, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law and relating to businesses, operations or properties of the Borrower or its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries during the prior three years is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed on, at or under any property currently owned or, to the knowledge of the Borrower, operated by the Borrower or any of its Subsidiaries or, to its knowledge, on, at or under any property formerly owned, leased or operated during the prior three years by the Borrower or any of its Subsidiaries during or prior to the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by the Borrower or any of its Subsidiaries; and (iv) there has been no release of Hazardous Materials on, at, under or from any property currently or to the knowledge of the Borrower formerly owned or operated during the prior three years by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any offsite locations to which the Borrower or its Subsidiaries sent any wastes for treatment or disposal.

(c)           The Mortgaged Properties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require response or remedial action under, or (iii) could result in the Borrower incurring liability under Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(d)          None of the Borrowers or any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or remedial or response action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)           All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to its knowledge, formerly owned or operated by the Borrower or any of its Subsidiaries during the prior three years have been disposed of in a manner which would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.23                        Senior Indebtedness Status.

The Loan Obligations rank and shall continue to rank at least senior in priority of payment to all Subordinated Debt of each Credit Party and is designated as “Senior Indebtedness” (or similar term) under all instruments and documents, now or in the future, relating to all Subordinated Debt.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Loan Obligations (other than contingent indemnification obligations not then due) shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower will, and will cause each of its Subsidiaries to, and, with respect to Sections 7.04, 7.05, 7.06, and 7.09, Holdings will:

7.01                        Financial Statements.

Deliver to the Administrative Agent (which will make such information available to the Lenders in accordance with its customary practice):

(a)           as soon as available, but in any event within ten (10) days of the date Holdings is required to file its Form 10-K with the SEC and in any event not later than ninety (90) days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (1) a report and opinion of an independent certified public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or other material qualification or exception and (2) if required by Section 404 of Sarbanes-Oxley, an attestation report of such independent certified public accounting firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley; provided that, if Holdings shall own material assets other than the Capital Stock of the Borrower or have material liabilities (other than in respect of the Obligations and the guarantee of the Senior Notes), the Borrower shall provide in lieu of the financial statements and other information described above, within the time periods set forth above, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of each fiscal year of Borrower, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or other material qualification or exception;

(b)           as soon as available, but in any event within ten (10) days of the date Holdings is required to file its Form 10-Q with the SEC and in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of the Holdings and the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that, if Holdings shall own material assets other than the Capital Stock of the Borrower or have material liabilities (other than in respect of the Obligations and the guarantee of the Senior Notes) the Borrower shall provide, in lieu of the financial statements and other information described above, within the time periods set forth above, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           as soon as available, but in any event no more than sixty (60) days following the beginning of each fiscal year of Holdings, annual budgets of Holdings and the Consolidated Group for such fiscal year of Holdings, which shall be prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such annual budget, and shall represent, at the time of delivery, the Borrower’s good faith estimate of the matters set forth therein (it being understood that actual results may vary materially from such annual budgets).

As to any information contained in materials furnished pursuant to Section 7.02(c), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02                        Certificates; Other Information.

Deliver to the Administrative Agent (which will make such information available to the Lenders in accordance with its customary practice):

(a)           within five (5) Business Days following the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to financial covenants or, if any such Default or Event of Default shall exist, stating the nature and status of such event (which may be limited to the extent consistent with industry practice or the policy of the accounting firm);

(b)           within five (5) Business Days following each delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) commencing with the fiscal quarter ending June 30, 2012, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, and (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto);

(c)           copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit

Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request; and

(e)           promptly after the furnishing thereof, copies of any material financial statement or report furnished to any holder of Indebtedness of any Credit Party or of any of its Subsidiaries having a principal amount (with principal amount for purposes of this Section 7.02 including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement exceeding $25.0 million) pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02.

Documents required to be delivered pursuant to Section 7.01 or 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR database and sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Credit Party Materials”) by posting the Credit Party Materials on IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”).  The Credit Parties hereby agree that so long as any Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (1) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof); (2) by marking the Credit Party Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, each Lead Arranger, the L/C Issuer and the Lenders to treat such Credit Party Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Credit Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.03                        Notification.

Promptly, and in any event within two Business Days after any Responsible Officer of Holdings, the Borrower, any Subsidiary Guarantor or any other material Subsidiary obtains knowledge thereof, notify the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default; and

(b)           the filing or commencement of any litigation, investigation or proceeding affecting the Borrower or any Subsidiary of the Borrower which would reasonably be expected to have a Material Adverse Effect;

7.04                        Preservation of Existence.

Except as otherwise permitted hereunder, do all things necessary to preserve and keep in full force and effect (x) its existence and (y) its rights, franchises and authority, except (i) to the extent, in the case of clauses (x) (with respect to any Subsidiary only and not the Borrower or Holdings) and (y), that the failure to do so would not have a Material Adverse Effect, (ii) with respect to any Subsidiary only and not the Borrower or Holdings, to the extent otherwise permitted by Section 8.04 hereof, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent such assets exceed estimated liabilities, are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that Subsidiaries that are Subsidiary Guarantors may not be liquidated into Subsidiaries that are not Subsidiary Guarantors.

7.05                        Payment of Taxes and Other Obligations.

(a)           Pay and discharge (i) all Taxes imposed upon it, or upon its income or profits, or upon any of its properties, before they become delinquent, (ii) all lawful claims (including claims for labor, material and supplies) that, if unpaid, might give rise to a Lien upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it becomes due, except in each case to the extent that the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; provided that no such Person shall be required to pay any amount that is being contested in good faith by appropriate proceedings and for which adequate reserves, determined in accordance with GAAP, have been established, if such contest suspends enforcement or collection of the claim in question.

(b)           Timely and correctly file all Tax returns required to be filed by it, except for failures to file that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.06                        Compliance with Law.

Comply with the requirements of all applicable Laws, rules, regulations and orders of any Governmental Authority, breaches of which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings diligently pursued.

7.07                       Maintenance of Property.

Maintain and preserve its material properties and equipment in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and make all repairs, renewals,

replacements, extensions, additions, betterments and improvements thereto as may be necessary or proper, to the extent and in the manner customary for similar businesses.

7.08                        Insurance.

(a)           Maintain at all times in force and effect insurance with financially sound and reputable insurance companies in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as determined by the Borrower in its reasonable business judgment and, in any event, as may be required by applicable Laws and as are required by any Collateral Document (including, without limitation, hazard and business interruption insurance).  The Collateral Agent shall be named as lender’s loss payee, additional insured and/or mortgagee, as its interests may appear, with respect to any such insurance providing coverage in respect of any Collateral under the Collateral Documents, and all such insurance shall, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, provide the Collateral Agent thirty (30) days’ prior written notice before any such policy or policies shall be altered in any material respect or canceled, and that no act or default of any member of the Consolidated Group or any other Person shall affect the rights of the Collateral Agent or the Secured Parties under such policy or policies.  The insurance coverage for the Consolidated Group as of the Closing Date is described as to type and amount on Schedule 7.08.  On the Closing Date and from time to time thereafter, deliver to the Collateral Agent, upon its request, information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

(b)           If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Subsidiary of the Borrower to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form reasonably acceptable to the Administrative Agent.

7.09                        Books and Records.

Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.

7.10                        Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent or any Lender (in the case of such Lender, coordinated through the Administrative Agent) to (i) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (ii) visit and inspect any of its properties and examine its corporate, financial and operating records, once per fiscal year of the Borrower at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any of its representatives or independent contractors or any Lender (in the case of such Lender, coordinated through the Administrative Agent) may do any of the foregoing at the expense of the Borrower at any time during normal business hours.

7.11                        Use of Proceeds.

Use the proceeds of the Revolving Loans and Swingline Loans (a) to pay costs and expenses related to the closing of this Credit Agreement and the continuation of the Facilities hereunder, (b) to redeem in whole the Indebtedness under the Senior Notes and the Senior Notes Indenture, (c) to pay costs and expenses related to the redemption of the Senior Notes (including the payment of premiums in connection with such redemption) and the termination or amendment of the Senior Notes Indenture, and (d) for working capital and general corporate purposes, in each case not in contravention of any Law or of any Credit Document.

7.12                        Joinder of Subsidiaries as Guarantors.

Promptly notify the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of any Domestic Subsidiary that is not a Guarantor (other than a non-Wholly Owned Subsidiary invested in pursuant to Sections 8.02(k) and (y) (unless such Subsidiary guarantees or provides Support Obligations in respect of any Indebtedness (other than the Loan Obligations) of the Borrower or another Subsidiary having a principal amount (with principal amount for purposes of this Section 7.12 including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) exceeding $25.0 million), and other than an Immaterial Subsidiary), which notice shall include information as to the jurisdiction of organization, the number and class of Capital Stock outstanding and ownership thereof (including options, warrants, rights of conversion or purchase relating thereto), and with respect to any such Subsidiary, within thirty (30) days (or up to thirty (30) days later, if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of the formation, acquisition or other receipt of interests thereof, cause the joinder of such Subsidiary as a Guarantor pursuant to Joinder Agreements (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organization Documents, take all actions necessary to create and perfect a security interest in its assets to the extent required by the Security Agreement or Pledge Agreement and, if reasonably requested by the Administrative Agent, deliver favorable opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, if an Immaterial Subsidiary shall cease to constitute an Immaterial Subsidiary, such Subsidiary shall thereupon comply with the foregoing.

7.13                        Pledge of Capital Stock.

Pledge or cause to be pledged to the Collateral Agent, for the ratable benefit of the Secured Parties, to secure the Obligations, other than in the case of Excluded Property: (a) one hundred percent (100%) of the issued and outstanding Capital Stock of (i) each Domestic Subsidiary to the extent owned by the Borrower or any Subsidiary Guarantor and (ii) the Borrower to the extent owned by Holdings, in each case, within thirty (30) days (or up to thirty (30) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of its formation, acquisition or other receipt of such interests (or, in the case of Capital Stock that would constitute Excluded Property but for the obtaining of a consent to such pledge, the date of such consent) and (b) Capital Stock representing sixty-five percent (65%) (or if less, the full amount owned by such Subsidiary) of each class of the issued and outstanding Capital Stock of each First-Tier Foreign Subsidiary to the extent owned by the Borrower or any Subsidiary Guarantor within thirty (30) days (or up to thirty (30) days later if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of its formation, acquisition or other receipt of such interests (or, in the case of Capital Stock that would constitute Excluded Property but for the obtaining of a consent to such pledge, the date of such consent), in each case pursuant to the Pledge Agreement or pledge joinder agreements, together with, if reasonably requested by the Administrative Agent, opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower shall not be required to deliver to the Collateral Agent opinions of foreign counsel or foreign-law pledge agreements with respect to the pledge of Capital Stock of any Foreign Subsidiary unless the Administrative Agent shall have reasonably requested such foreign counsel opinions or foreign-law pledge agreements (it being understood and agreed that the Administrative Agent shall not be entitled to request such foreign counsel opinions or foreign-law pledge agreements or the delivery of stock certificates with respect to any Subsidiary that, together with its Subsidiaries, generated less than $7.5 million of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, ending on March 31, 2012)).  It is further understood and agreed that even if such foreign counsel opinions, foreign law security agreements or stock certificates with respect to any Subsidiary shall not be required to be delivered to the Collateral Agent pursuant to the foregoing, the Capital Stock thereof shall nevertheless constitute Collateral, except to the extent constituting Excluded Property.

7.14                        Pledge of Other Property.

With respect to each Credit Party (other than Holdings), pledge and grant a security interest in all of its personal property, tangible and intangible, owned and leased (except (a) Excluded Property, (b) as otherwise set forth in Section 7.13 with respect to Capital Stock and (c) as otherwise set forth in the Collateral Documents) to secure the Obligations, within thirty (30) days (or up to thirty (30) days later, if the Administrative Agent, in its sole discretion, shall agree thereto in writing) of the acquisition or creation thereof pursuant to such pledge and security agreements, joinder agreements or other documents as may be required, together with opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

7.15                        Further Assurances Regarding Collateral

(a)           Subject to Section 11.21(b), promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error relating to the granting or perfection of security interests that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (w) carry out more effectively the purposes of the Credit Documents, (x) to the fullest extent permitted by applicable Law, subject the Borrower’s or any Subsidiary Guarantor’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (y) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (z) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the holders of the Obligations the rights granted to the holders of the Obligations under any Credit Document or under any other instrument executed in connection with any Credit Document to which the Borrower or any Subsidiary Guarantor is or is to be a party, and cause each of the Borrower’s Subsidiaries to do so.

(b)           In the event the Borrower or any Subsidiary Guarantor acquires a fee interest in any real property after the Closing Date (excluding Excluded Property) and such real property (together with any improvements thereon), when taken together with all contiguous parcels of real property interests (or other parcels of real property interests proximately located and used in connection therewith) then held by any Borrower or any other Subsidiary of the Borrower, has a fair market value of at least $5.0 million, the Borrower shall promptly (i) notify the Administrative Agent of such acquisition and (ii) deliver, or cause to be delivered, within sixty (60) days (or up to thirty (30) days later if the Administrative Agent, in its sole discretion, consents thereto in writing) of such acquisition to the Collateral Agent a fully executed Mortgage (subject to all Permitted Liens) over such real property in form and substance reasonably satisfactory to the Administrative Agent, together with such Title Insurance Policies, Surveys, appraisals (if required by law), “Life-of-Loan” flood hazard determinations, evidence of insurance (including, without limitation, flood insurance if required by Section 7.08(b)), legal opinions and other documents and certificates, in each case, in form and substance reasonably satisfactory to the Administrative Agent (or, in the case of the Mortgage, substantially in the form of Exhibit 1.01C), as shall be reasonably requested by the Administrative Agent.

(c)           Notwithstanding anything to the contrary provided herein or in any Credit Document, the Borrower and the Subsidiary Guarantors shall not be required to take any action required to perfect or maintain the perfection of any of the Liens of the Collateral Agents or Lenders with respect to cash, deposit accounts or securities accounts except to the extent such perfection is achieved by filing of financing statements, although cash, deposit accounts and securities accounts shall nevertheless constitute Collateral.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Loan Obligations (other than contingent indemnification obligations not then due) shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Borrower will not, and will not permit any of its Subsidiaries to, and, with respect to Section 8.07, Holdings will not:

8.01                        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens created pursuant to the Credit Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the L/C Issuer, as applicable, on Cash Collateral granted pursuant to the Credit Documents);

(b)           Liens under the Collateral Documents given to secure obligations under Swap Contracts between any Credit Party and any Hedge Bank, provided that such Swap Contracts are otherwise permitted under Section 8.03;

(c)           Liens existing on the Closing Date and listed on Schedule 8.01, or, to the extent not so listed, Liens, which, when taken together with all other Liens existing on the Closing Date and not so listed, secure Indebtedness in an aggregate principal amount not exceeding $5.0 million, in each case together with any extensions, replacements, modifications or renewals of the foregoing; provided that (i) the collateral interests are not broadened or increased or secure any Property not secured by such Liens on the Closing Date (but shall be permitted to apply to after-acquired property affixed or incorporated into the property covered by such Lien and the proceeds and products of the foregoing), (ii) the principal amount secured thereby is not increased except as contemplated by Section 8.03(l), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(l);

(d)           Liens for taxes, assessments or governmental charges or levies not yet due or to the extent non-payment thereof is permitted under Section 7.05;

(e)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same, are not overdue by more than 30 days, or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to a foreclosure, sale or loss proceeding on account thereof (other than a proceeding where foreclosure, sale or loss has been stayed));

(f)            Liens incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(g)           Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 9.01(i);

(h)           easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, rights of reverter (other than with respect to Mortgaged Property), minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not, in the aggregate, interfere in any material respect with the ordinary course of business of the Borrower and its Subsidiaries, or in respect of any real property that is subject to a Mortgage, any title defects, liens, charges or encumbrances (other than such prohibited monetary Liens) which the Title Company is prepared to endorse or insure by exclusion or affirmative endorsement reasonably acceptable to the Administrative Agent and which is included in any Title Policy;

(i)            Liens on property of any Person securing purchase money and Sale and Leaseback Transaction Indebtedness (including capital leases and Synthetic Leases) of such Person, in each case to the extent incurred under Section 8.03(c) (or any refinancing of such Indebtedness incurred under Section 8.03(l)); provided, that any such Lien attaches only to the Property financed or leased and such Lien attaches prior to, at the time of or within one hundred eighty (180) days after the later of the date of acquisition of such property or the date such Property is placed in service (or, in the case of Liens securing a refinancing of such Indebtedness pursuant to Section 8.03(l), any such Lien attaches only to the Property that was so financed with the proceeds of the Indebtedness so refinanced);

(j)            licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(k)           any interest or title of a lessor or sublessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Credit Agreement;

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Investments permitted by Section 8.02 hereof;

(m)          normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions not securing Indebtedness;

(n)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)           Liens on Property securing obligations incurred under Section 8.03(h) (or any refinancing of such obligations incurred under Section 8.03(l)); provided that the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition and do not attach or extend to any Property other than the Property so acquired (or, in the case of Liens securing a refinancing of such obligations pursuant to Section 8.03(l), the Property acquired with the proceeds of the obligations so refinanced);

(p)           other Liens, not securing Indebtedness, in an aggregate amount not to exceed $10,000,000;

(q)           Liens in respect of any Indebtedness incurred by Foreign Subsidiaries (other than a Foreign Subsidiary that is a borrower under this Credit Agreement) to the extent such Liens extend only to Property of the Foreign Subsidiary or Foreign Subsidiaries incurring such Indebtedness;

(r)            pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(s)            Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t)            Liens on Property other than Collateral securing Indebtedness incurred pursuant to Section 8.03(j);

(u)           Liens on Property other than Collateral securing obligations incurred pursuant to Section 8.03(n);

(v)           Liens on Capital Stock in joint ventures securing obligations of such joint venture, to the extent required by the terms of the organizational documents or material contracts of such joint venture;

(w)          Liens on goods or inventory the purchase, shipment or storage price of which is financed by a bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Borrower or a Subsidiary; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such bankers’ acceptance or bank guarantee to the extent permitted under Section 8.03;

(x)           Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums; and

(y)           Liens in favor of the Borrower or any Subsidiary Guarantor; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

8.02                        Investments.

Make or permit to exist any Investments, except:

(a)           cash and Cash Equivalents of or to be owned by the Borrower or a Subsidiary;

(b)           Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 8.02 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of any Investment pursuant to this clause (b) is not increased at any time above the amount of such Investment existing on the Closing Date, unless such increase is permitted by any clause of this Section 8.02 (other than by this clause (b)), in which case the capacity of such other clause shall be reduced by such increase;

(c)           to the extent not prohibited by applicable Law, advances to officers, directors and employees and consultants of the Borrower and Subsidiaries made for travel, entertainment, relocation and other ordinary business purposes in an aggregate amount not to exceed $2.5 million at any time outstanding or in connection with such person’s purchase of equity of Holdings to the extent such advance is immediately contributed to the Borrower in cash as common equity;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers, clients, developers or purchasers or sellers of goods or services made in the ordinary course of business;

(e)           except to the extent constituting an Acquisition, Investments by the Borrower and Domestic Subsidiaries in Domestic Credit Parties (other than Holdings);

(f)            [intentionally omitted];

(g)           Investments by Foreign Subsidiaries in any member of the Consolidated Group (including other Foreign Subsidiaries);

(h)           Support Obligations permitted by Section 8.03;

(i)            Investments comprised of Permitted Acquisitions;

(j)            advances in the ordinary course of business to secure developer contracts of the Borrower and its Subsidiaries;

(k)           Investments (including, without limitation, any consideration expended in Acquisitions for Property to be held by members of the Consolidated Group that are not the Borrower or Subsidiary Guarantors or Acquisitions of Subsidiaries that are not Subsidiary Guarantors which the Borrower has elected to allocate to this clause (k) pursuant to the definition of “Permitted Acquisition”) in an aggregate amount not to exceed $100.0 million during the term of this Credit Agreement; provided that (i) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the Investment to be made and (ii) after giving effect on a Pro Forma Basis to the Investment to be made (and any Indebtedness incurred in connection therewith), as of the last day of the most recently ended fiscal quarter for which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of March 31, 2012), the Borrower is in compliance with Section 8.10 (and if the Investment made is greater than $35.0 million, then the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (ii));

(l)            Investments representing non-cash consideration received in connection with any Subject Disposition permitted pursuant to Section 8.05;

(m)          Investments made in connection with the Restructuring Transaction;

(n)           Swap Contracts allowed by Section 8.03(d);

(o)           Investments resulting from pledges and deposits under Section 8.01(f), (l) or (r);

(p)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q)           loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(r)            any Investment procured solely in exchange for the issuance of Qualified Capital Stock of Holdings;

(s)            Investments to the extent consisting of the redemption, purchase, repurchase or retirement of any common Capital Stock permitted under Section 8.06;

(t)            advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(u)           Investments by Borrower and its Subsidiaries, including loans to any Person that is a direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount to such Person under Section 8.06(d), (f) or (j) (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under such clause of Section 8.06(d), (f) or (j) for all purposes of the Credit Documents);

(v)           guarantees by the Borrower or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(w)          Investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons otherwise permitted hereunder;

(x)           Investments by the Borrower or any Subsidiary Guarantor in any Foreign Subsidiary consisting solely of (x) the contribution or other Disposition of Capital Stock or Indebtedness of any other Foreign Subsidiary held directly by the Borrower or such Subsidiary Guarantor in exchange for Indebtedness, Capital Stock (or additional share premium or paid in capital in respect of Capital Stock) or a combination thereof of the Foreign Subsidiary to which such contribution is made or (y) an exchange of Capital Stock of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary; and

(y)           any other Investment so long as: (i) after giving effect on a Pro Forma Basis to the Investment to be made (and any Indebtedness incurred in connection therewith), as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of March 31, 2012), the Consolidated Total Leverage Ratio would be less than 2.75:1.00; (ii) Liquidity is greater than or equal to $50.0 million immediately after giving effect to the Investment to be made; and (iii) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the Investment to be made.

8.03                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness existing or arising under this Credit Agreement and the other Credit Documents;

(b)           Indebtedness existing on the Closing Date set forth on Schedule 8.03 or, to the extent not listed on Schedule 8.03, the aggregate principal amount of which, when taken with all other Indebtedness existing on the Closing Date and not so listed, does not exceed $5.0 million;

(c)           capital lease obligations, Synthetic Leases and purchase money Indebtedness (including obligations in respect of capital leases) to finance the purchase or acquisition of fixed assets, at any time outstanding (when aggregated with the aggregate amount of refinancing Indebtedness outstanding at such time pursuant to Section 8.03(l) in respect of Indebtedness incurred pursuant to this Section 8.03(c)) not to exceed the greater of $50.0 million and 5.0% of Consolidated Total Assets; provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(d)           obligations under Swap Contracts entered into to manage existing or anticipated risks and not for speculative purposes;

(e)           unsecured intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Section 8.02(e), (g) or (x);

(f)            Subordinated Debt or unsecured Indebtedness of the Borrower to the extent (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof at such time; (ii) after giving effect on a Pro Forma Basis to the incurrence of such Indebtedness, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of March 31, 2012), the Borrower would be in compliance with Section 8.10 (and if the Indebtedness incurred is greater than $35.0 million, then the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (ii)); (iii) such Indebtedness does not mature or have any required payment or prepayment of principal, amortization, mandatory redemption or sinking fund obligation, in each case, prior to the date that is six months after the Final Maturity Date; (iv) such Indebtedness has other customary market terms that are, taken as a whole, not materially less favorable to Holdings and its Subsidiaries than the terms of this Credit Agreement; and (v) such Indebtedness is not guaranteed by any Person that is not a Credit Party; provided that such Indebtedness may benefit from subordinated (in the case of Subordinated Debt) or unsecured guarantees from the Guarantors on the same basis as the Borrower has issued such Indebtedness;

(g)           [intentionally omitted];

(h)           Indebtedness acquired or assumed pursuant to a Permitted Acquisition in an aggregate principal amount at any time outstanding (when aggregated with the aggregate amount of refinancing Indebtedness outstanding at such time pursuant to Section 8.03(l) in respect of Indebtedness incurred pursuant to this Section 8.03(h)) not to exceed $35.0 million; provided that (a) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (b) after giving effect on a Pro Forma Basis to the incurrence of such Indebtedness, as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of March 31, 2012), the Borrower would be in compliance with Section 8.10;

(i)            Indebtedness arising under any performance or surety bond, completion bond or similar obligation entered into in the ordinary course of business consistent with past practice;

(j)            Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $100.0 million (either unsecured or secured by assets not constituting Collateral);

(k)           Indebtedness of the Borrower incurred under the Senior Notes and the Senior Notes Indenture and guarantees by the Guarantors of such Indebtedness;

(l)            any refinancing of Indebtedness incurred pursuant to Section 8.03(b), (c), (f), (h), (j) or (k) so long as (i) if the Indebtedness being refinanced is Subordinated Debt, then such refinancing Indebtedness shall be at least as subordinated in right of payment and otherwise to the Obligations as the Indebtedness being refinanced, (ii) the principal amount of the refinancing Indebtedness is not greater than the principal amount of the Indebtedness being refinanced, together with any premium paid, and accrued interest and reasonable fees in connection therewith thereon and reasonable costs and expenses incurred in connection therewith, (iii) the final maturity and Weighted Average Life to Maturity of the refinancing Indebtedness is not earlier or shorter, as the case may be, than the Indebtedness being refinanced, (iv) no Subsidiary (other than a Credit Party) that is not an obligor with respect the Indebtedness to be refinanced shall be an obligor with respect to the refinancing Indebtedness and (v) the material terms (other than as to interest rate, which shall be on market terms) of the refinancing Indebtedness taken as a whole are at least as favorable to the Consolidated Group and the Lenders as under the Indebtedness being refinanced;

(m)          overdrafts paid within 5 Business Days;

(n)           Indebtedness in respect of trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Indebtedness) in the ordinary course of business; provided that the aggregate stated amount of any such trade letters of credit, warehouse receipts or similar instruments shall not exceed, as of the date of issuance, amendment or extension thereof, $15.0 million;

(o)           Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p)           Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q)           Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(r)            [intentionally omitted];

(s)            Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation, indemnification, adjustment of purchase or acquisition price or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(t)            all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above; and

(u)           Support Obligations by any member of the Consolidated Group in respect of Indebtedness incurred under this Section 8.03 (in each case, subject to any applicable conditions with respect to such Supporting Obligations contained in such subsections), solely to the extent such member of the Consolidated Group would have itself been able to originally incur such Indebtedness.

8.04                        Mergers and Dissolutions.

(a)           Enter into a transaction of merger or consolidation, except that:

(i)           a Domestic Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with the Borrower or another Domestic Subsidiary of the Borrower; provided that if the Borrower is a party to such transaction, the Borrower shall be the surviving Person; provided, further that if the Borrower is not a party to such transaction but a Subsidiary Guarantor is, such Subsidiary Guarantor shall be the surviving Person or the surviving Person shall become a Subsidiary Guarantor immediately upon the consummation of such transaction;

(ii)          a Foreign Subsidiary may be party to a transaction of merger or consolidation with the Borrower or a Subsidiary of the Borrower; provided that (A) if the Borrower is a party thereto, it shall be the surviving entity, (B) if a Domestic Subsidiary (other than an Immaterial Subsidiary) is a party thereto, it shall be the surviving Person and the Borrower and its Subsidiaries shall be in compliance with Section 7.12, and (C) if a Foreign Subsidiary is a party thereto and a Domestic Subsidiary (other than an Immaterial Subsidiary) is not a party thereto, the surviving entity shall be a Foreign Subsidiary or an Immaterial Subsidiary and the Borrower and its Subsidiaries shall be in compliance with the requirements of Section 7.13;

(iii)         a Subsidiary may enter into a transaction of merger or consolidation in connection with a Subject Disposition effected pursuant to Section 8.05, so long as no more assets are Disposed of as a result of or in connection with any transaction undertaken pursuant to this clause (iii) than would otherwise have been allowed pursuant to Section 8.05;

(iv)        mergers and consolidations made in connection with the Restructuring Transaction shall be permitted; and

(v)         the Borrower or any Subsidiary may merge with any other Person in connection with an Investment permitted pursuant to Section 8.02 so long as, in the case of a merger not involving the Borrower, the continuing or surviving Person shall be a Subsidiary, which shall be a Guarantor if the merging Subsidiary was a Guarantor and which together with each of its Subsidiaries shall have complied with the requirements of Section 7.12; provided that following any such merger or consolidation involving the Borrower, the Borrower is the surviving Person.

(b)           Dissolve, liquidate or wind up its affairs except for the dissolution, liquidation or winding up of affairs (i) of a Subsidiary that is not a Credit Party, (ii) of any Subsidiary that is a Credit Party, so long as in connection therewith the assets of such Subsidiary are transferred to another Credit Party, (iii) in connection with a transaction permitted by Section 8.04(a)(i), (iv) of any Subsidiary in connection with the Restructuring Transaction or (v) of XYZ, Inc. so long as XYZ, Inc. does not have more than $1,000,000 in assets at the time of its dissolution;

8.05                        Dispositions.

Make any Disposition or Specified Intercompany Transfer other than:

(a)           Permitted Dispositions;

(b)           any Disposition or Specified Intercompany Transfer made in connection with the Restructuring Transaction; and

(c)           any other Subject Disposition or Specified Intercompany Transfer; provided that, (i) in the case of a Subject Disposition only (other than Subject Dispositions for which the aggregate amount of Property so Disposed (valued at the fair market value thereof) does not exceed $2.0 million in any fiscal year of the Borrower), at least seventy-five percent (75%) of the consideration received from each such Subject Disposition is cash or Cash Equivalents, (ii) such Subject Disposition or Specified Intercompany Transfer is made at fair market value and (iii) the aggregate amount of Property so Disposed (valued at fair market value thereof) in all Subject Dispositions and Specified Intercompany Transfers in any fiscal year of the Borrower does not exceed $50.0 million; provided that any amount not used in any such fiscal year may be carried forward and used in the two immediately succeeding fiscal years of the Borrower (but no other fiscal years).

8.06                        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)           each Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary, or in the case of a Subsidiary that is not a Wholly Owned Subsidiary, to each equity holder of such Subsidiary on a pro rata basis (or on more favorable terms from the perspective of the Borrower and its Wholly Owned Subsidiaries), based on their relative ownership interests or, solely to the extent required by law and involving de minimis amounts, on a non-pro rata basis to such equity holders;

(b)           the Borrower may pay, prepay or redeem the Indebtedness under the Senior Notes and the Senior Notes Indenture;

(c)           any refinancing permitted pursuant to Section 8.03(l) shall be permitted;

(d)           the Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and administrative expenses of Holdings, (ii) Tax Distributions and franchise taxes and other fees, taxes and expenses required to maintain the existence of Holdings and (iii) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings, in each case in order to permit Holdings to make such payments; provided that in each case under this Section 8.06(d), the amount of such dividends and distributions shall not exceed the portion of any dividends or distributions referred to in this Section 8.06(d) that are directly allocable to the Borrower and its Subsidiaries (which shall be deemed to be 100% for so long as Holdings owns no material assets other than the Capital Stock of the Borrower and does not have any material obligations other than the Obligations and the guarantee of the Senior Notes);

(e)           [intentionally omitted];

(f)            the Borrower may make Restricted Payments in an amount not to exceed $100.0 million during the term of this Credit Agreement less any consideration expended in Acquisitions for Property to be held by members of the Consolidated Group that are not the Borrower or Subsidiary Guarantors or Acquisitions of Subsidiaries that are not Subsidiary Guarantors which the Borrower has elected to allocate to this clause (f) pursuant to the definition of “Permitted Acquisition”; provided that (i) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the Restricted Payment to be made and (ii) after giving effect on a Pro Forma Basis to the Restricted Payment to be made (and any Indebtedness incurred in connection therewith), as of the last day of the most recently ended fiscal quarter for which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of March 31, 2012), the Borrower is in compliance with Section 8.10 (and if the Restricted Payment made is greater than $35.0 million, then the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer as to the satisfaction of the requirements in this clause (ii));

(g)           [intentionally omitted];

(h)           prepayments or repayments of intercompany Indebtedness otherwise permitted hereunder and owing from (i) a Credit Party to another Credit Party, (ii) a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party, or (iii) a Subsidiary that is not a Credit Party to a Credit Party;

(i)            repurchases of Capital Stock deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units if such Capital Stock represents the exercise price of such options or warrants or represents withholding, income or employment taxes due upon such exercise or vesting;

(j)            the Borrower may make distributions to Holdings to finance any Investment then permitted to be made pursuant to any clause of Section 8.02; provided that (A) such distribution shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing of such Investment, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Borrower or a Subsidiary Guarantor (or any other Subsidiary if such Investment would not be required to be held by a Subsidiary Guarantor or the Borrower pursuant to such clause of Section 8.02) and, if such Investment results in a Person becoming a Subsidiary, cause such Person to become a Subsidiary Guarantor to the extent such clause of Section 8.02 would require such Person to become a Subsidiary Guarantor, in each case within the time frame that would have otherwise applied if such Investment were made pursuant to such clause of Section 8.02 or (2) the merger (to the extent permitted by Section 8.04) of the Person formed or acquired into the Borrower or a Subsidiary Guarantor (or any other Subsidiary if such Person would not be required to be the Borrower or a Subsidiary Guarantor pursuant to such clause of Section 8.02) in order to consummate such Permitted Acquisition or Investment; provided that for all purposes under the Credit Documents, the amount of such distributions shall reduce the amount permitted to be used pursuant to such clause of Section 8.02 to the extent such clause limits the amounts permitted to be invested; and

(k)           the Borrower and its Subsidiaries may declare and make any other Restricted Payments so long as (i) after giving effect on a Pro Forma Basis to the Restricted Payment to be made (and any Indebtedness incurred in connection therewith), as of the last day of the most recently ended fiscal quarter at the end of which financial statements were required to have been delivered pursuant to Section 7.01(a) or (b) (or, prior to such first required delivery date for such financial statements, as of March 31, 2012), the Consolidated Total Leverage Ratio would be less than 2.75:1.00; (ii) Liquidity is greater than or equal to $50.0 million immediately after giving effect to the Restricted Payment to be made; and (iii) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the Restricted Payment to be made.

8.07                        Change in Nature of Business.

Engage in any material line of business other than a Permitted Business.

8.08                        Change in Accounting Practices or Fiscal Year.

Change its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year of Holdings, the Borrower or any Subsidiary, in each case without prior written notice to the Administrative Agent and the Lenders.

8.09                        Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower (other than between or among (x) the Borrower and/or one or more Subsidiary Guarantors or (y) one or more Subsidiaries of the Borrower that are not Guarantors), whether or not in the ordinary course of business, other than (i) on fair and reasonable terms substantially as favorable in all material respects to the Borrower or the applicable Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) Restricted Payments permitted by Section

8.06 (other than Section 8.06(c)), (iii) Investments permitted by Section 8.02(c), (g), (u), (x) or (y) or, to the extent that such transaction is with a Person that becomes an Affiliate of the Borrower or a Subsidiary solely as a result of such transaction, any transaction pursuant to Section 8.02(i) or (k), and (iv) transactions in connection with the Restructuring Transaction.

8.10                        Financial Covenants.

(a)           Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter ending during any period listed in the table below to be greater than the ratio set forth opposite such period.

Date	Consolidated Total Leverage Ratio
Closing Date — December 31, 2013	3.50 to 1.00
January 1, 2014 and thereafter	3.25 to 1.00

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 3.00 to 1.00.

8.11                        Limitation on Subsidiary Distributions.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective (a) any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, (ii) make loans or advances to the Borrower or any Subsidiary or guarantee the Indebtedness of the Borrower or (iii) transfer any of its properties to the Borrower or any Subsidiary, (b) any encumbrance or restriction on the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, or (c) any Contractual Obligation that requires the grant of a Lien to secure an obligation of the Borrower or any Subsidiary if a Lien is granted to secure another obligation of such Person, except for such encumbrances and restrictions existing under or by reason of (1) applicable Law; (2) this Credit Agreement and the other Credit Documents; (3) the Senior Notes and the Senior Notes Indenture; (4) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (5) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (6) any holder of a Lien permitted by Section 8.01 restricting the transfer of the property subject thereto; (7) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale; (8) without affecting the Credit Parties’ obligations under Sections 7.12, 7.13 or 7.14, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (9) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (10) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition pursuant to Section 8.03(h), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (11) in the case of any Subsidiary that is not a Wholly Owned Subsidiary in respect of any matters referred to in clauses (a)(ii) and (a)(iii) above, restrictions in such person’s Organization Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Capital Stock of or property held in the subject joint venture or other entity; (12) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 8.03; (13) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 8.03(f) to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Senior Notes as in effect on the Closing Date; (14) customary net worth provisions contained in real property leases entered into by the Borrower or any Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; (15) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (16) restrictions in agreements representing Indebtedness permitted under Section 8.03 of a Subsidiary of the Borrower that is not a Guarantor; (17) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and (18) any encumbrances or restrictions imposed by any refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to above; provided that such refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

8.12                        Amendments to Organizational Documents.

Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

8.13                        Amendments to Other Indebtedness.

Amend or modify any of the terms or provisions of any Subordinated Debt, any other Indebtedness incurred pursuant to Section 8.03(f) or any Indebtedness that refinances or replaces any of the foregoing, in each case in any respect which would materially and adversely affect the rights or interests of the Administrative Agent or any Lender hereunder.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any regularly accruing fee due hereunder or any other amount payable hereunder or under any other Credit Document; or

(b)           Specific Covenants.  The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.11, or Article VIII or, with respect to the existence of the Borrower only, Section 7.04; or

(c)           Other Defaults.  The Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Credit

Document on its part to be performed or observed and such failure continues for thirty (30) calendar days after written notice to the defaulting party or the Borrower by the Administrative Agent or the Required Lenders; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false in any material respect (or, to the extent that any such representation, warranty, certification or statement is modified by any materiality or Material Adverse Effect standard, in any respect) when made or deemed made; or

(e)           Cross-Default.  (i) Holdings or any member of the Consolidated Group (A) fails (beyond the period of grace (if any) provided in the instrument or agreement pursuant to which such Indebtedness was created) to make any payment when due (whether by scheduled maturity, interest, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder or Indebtedness under Swap Contracts) having a principal amount (with principal amount for the purposes of this clause (e) including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), when taken together with the principal amount of all other Indebtedness and Support Obligations as to which any such failure has occurred, exceeding $25.0 million or (B) fails (beyond the period of grace (if any) provided in the instrument or agreement pursuant to which such Indebtedness was created) to observe or perform any other agreement or condition relating to any Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded, which has an unpaid principal amount, when taken together with the unpaid principal amounts of all other Indebtedness and Support Obligations as to which any such failure or event has occurred, exceeding $25.0 million; or (ii) there occurs under any Swap Contract an “early termination date” (or term of similar import) resulting from (A) any event of default under such Swap Contract as to which Holdings, the Borrower or any Subsidiary Guarantor is the “defaulting party” (or term of similar import) or (B) any “termination event” (or term of similar import) under such Swap Contract as to which Holdings, the Borrower or any Subsidiary is an “affected party” (or term of similar import) and, when taken together with all other Swap Contracts as to which events of default or events referred to in the immediately preceding clauses (A) or (B) are applicable, the Swap Termination Value owed by Holdings, the Borrower and its Subsidiaries exceeds $25.0 million; or

(f)            Insolvency Proceedings, Etc.  Holdings, Borrower, any Subsidiary Guarantor or any Significant Subsidiary institutes or consents to the institute of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Change of Control.  There shall have occurred a Change of Control; or

(h)           Inability to Pay Debts; Attachment.  Holdings, the Borrower, any Subsidiary Guarantor or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i)            Judgments.  There is entered against Holdings or any member of the Consolidated Group (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25.0 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or otherwise discharged) or (ii) any one or more non-monetary final judgments that cause or constitute, individually or in the aggregate, a Material Adverse Effect and, in either case (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, is not in effect; or

(j)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25.0 million, or (ii) a Credit Party fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25.0 million; or

(k)           Invalidity of Credit Documents.  Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Loan Obligations (other than contingent obligations for which no claim has been made), ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(l)            Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 5.01, 7.13, 7.14 or 7.15 shall for any reason cease to create a valid and perfected first priority Lien to the extent required by the Collateral Documents (subject to Permitted Liens) on Collateral that is (i) purported to be covered thereby and (ii) comprises Property which, when taken together with all Property as to which such a Lien has so ceased to be effective, has a fair market value in excess of $10.0 million (other than by reason of (x) the express release thereof pursuant to Section 10.10, (y) the failure of the Collateral Agent to retain possession of Collateral physically delivered to it or (z) the failure of the Collateral Agent to timely file Uniform Commercial Code continuation statements).

9.02                        Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitments of the Lenders and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the L/C Issuer and the Lenders all rights and remedies available to it, the L/C Issuer or to the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (h), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

9.03                        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations, subject to the provisions of Sections 2.14 and 2.15, shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any counsel to the Administrative Agent payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, the Commitment Fee and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including all reasonable fees, expenses and disbursements of any counsel payable under Section 11.04 and amounts payable under Article III), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders, the Swingline Lender and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Hedge Bank, to the extent such Swap Contract is permitted hereunder, and (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03 and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Treasury Management Agreements and Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be.  Each Treasury Management Bank or Hedge Bank not a party to this Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

AGENTS

10.01                 Appointment and Authorization of Administrative Agent and Collateral Agent.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and authorizes each of the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral

Agent, as the case may be, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)           Each Lender (including in its capacities as a potential Hedge Bank and a potential Treasury Management Bank) and the L/C Issuer hereby irrevocably appoints, designates and authorizes the Collateral Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the Credit Documents) as if set forth in full herein with respect thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent or the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

(c)           The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent and Collateral Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Collateral Agent” as used in this Article X included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

10.02                 Rights as a Lender.

Each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.03                 Exculpatory Provisions.

The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or Collateral Agent or any of its or their Affiliates in any capacity.

Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by the Borrower, a Lender or the L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.04                 Reliance by Administrative Agent and Collateral Agent.

The Administrative Agent and Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each of the Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each of the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit.  Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties.

The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise their rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent, as the case may be.  The Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06                 Resignation of the Administrative Agent or the Collateral Agent.

Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower, if required) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, with the consent of the Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent or Collateral Agent, as the case may be, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as the case may be, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as the case may be, on behalf of the Lenders or the L/C Issuer under any of the Credit Documents, such retiring Agent shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as the case may be, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as the case may be, shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as the case may be, as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as the case may be, and the retiring Administrative Agent or Collateral Agent, as the case may be, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as the case may be.

Any resignation by Wells Fargo as Administrative Agent or Collateral Agent, as the case may be, pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.  If Wells Fargo resigns as a L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Wells Fargo resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b).

10.07                 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, Collateral Agent, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 No Other Duties.

Anything herein to the contrary notwithstanding, none of the “Syndication Agent,” “Documentation Agents,” “Joint Lead Arrangers” and “Joint Bookrunners” listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the L/C Issuer hereunder.

10.09                 Administrative Agent or Collateral Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent or Collateral Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent or the Collateral Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, the Collateral Agent and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent or the Collateral Agent, as the case may be, and, in the event that such Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent or the Collateral Agent, as the case may be, any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or the Collateral Agent, as the case may be, and its agents and counsel, and any other amounts due to such Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent or Collateral Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

The Credit Parties, the Lenders and the L/C Issuer hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363 of the Bankruptcy Code of the United States or any similar Laws in any other jurisdictions to which a Credit Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law.  In connection with any such credit bid and purchase, the Obligations owed shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

10.10                 Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Treasury Management Bank and a potential Hedge Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

(a)           to release any Guarantor from its obligations under the Collateral Documents and the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or if the conditions set forth in clause (b)(i) below are satisfied;

(b)           to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations not then due and payable and (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable) and the expiration or termination of all Letters of Credit (or if any Letters of Credit shall remain outstanding, upon (x) the Cash Collateralization of the Outstanding Amount of Letters of Credit on terms satisfactory to the Administrative Agent and L/C Issuer or (y) the receipt by the L/C Issuer of a backstop letter of credit on terms satisfactory to the Administrative Agent and L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document (other than any such sale to another Credit Party, other than Holdings), (iii) to release any Lien on any property sold or to be sold as part of a Permitted Disposition or other Disposition permitted pursuant to Section 8.05 or (iv) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(c)           to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(i).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent and the Collateral Agent to release or subordinate its interest in particular property and of the Administrative Agent and the Collateral Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.  In each case as specified in this Section 10.10, the Administrative Agent or the Collateral Agent, as the case may be, will at the Borrower’s expense execute and/or deliver to the applicable Credit Party such documents as such Credit Party may reasonably request (including, if applicable, stock certificates previously delivered to the Administrative Agent or Collateral Agent and Uniform Commercial Code termination statements) to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Collateral Documents and/or the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 10.10. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11                 Treasury Management Agreements and Swap Contracts.

Except as otherwise expressly set forth herein or in any Collateral Document, no Treasury Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 9.03, the Guaranty, any Collateral by virtue of the provisions hereof or of any Collateral Document or any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Hedge Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Hedge Agreements in the case of the termination of the Aggregate Revolving Commitments, payment in full of the Obligations (other than (A) contingent indemnification obligations not then due and payable and (B) obligations and liabilities under Swap Contracts and Treasury Management Agreements not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower or the applicable Credit Party, as the case may be, and the Required Lenders and the Administrative Agent (at the direction of the Required Lenders), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)           without the consent of each Lender, no such amendment, waiver or consent shall:

(i)           amend or waive any condition precedent to the initial Credit Extension set forth in Section 5.01 or (solely with respect to the initial Credit Extension) any condition precedent set forth in Section 5.02;

(ii)          change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts;

(iii)         change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

(iv)        release all or substantially all of the value of the Collateral (other than as authorized in Section 10.10 or as otherwise provided herein as of the Closing Date or as appropriate in connection with transactions permitted hereunder as of the Closing Date), or

(v)         release all or substantially all of the value of the guarantees provided by the Guarantors without the written consent of each Lender (other than as authorized in Section 10.10 or as otherwise provided herein as of the Closing Date or as appropriate in connection with transactions permitted hereunder as of the Closing Date),

(b)     without the consent of each Lender adversely affected thereby, no such amendment, waiver or consent shall:

(i)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii)          waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document or change the scheduled final maturity of any Loan, or

(iii)         reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder, or

(iv)        except as otherwise expressly permitted in the Credit Documents as in effect on the Closing Date, expressly subordinate any of the Obligations in right of payment to any other obligations or subordinate all or substantially all of the Liens securing the Obligations to Liens securing any other Indebtedness;

(c)           unless also consented to in writing by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(d)           unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;

(e)           unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and

(f)            unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;

provided, however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary contained in this Section 11.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Credit Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrower or any other relevant Credit Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Credit Document and (b) the Borrower and the Administrative Agent and/or the Collateral Agent shall have the right to amend any Credit Document without notice to or consent of any other person to the extent described in the last paragraph of each of Sections 2.01(f) and (g) and in Section 1.08.

11.02                 Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or, with confirmation of receipt, electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower or any other Credit Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent, the L/C Issuer, the Swingline Lender, any Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent (a) to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return e-mail or other written acknowledgement) and (b) by facsimile shall be deemed received upon the sender’s receipt of a notice of the successful transmission of such facsimile or upon the recipient’s written acknowledgement of receipt of such facsimile, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s, the

Collateral Agent’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).  Furthermore, each Lender that has personnel who do not wish to receive material non-public information with respect to Holdings or its subsidiaries or any of their respective securities for purposes of United States Federal or State securities laws (“MNPI”; each such Lender, a “Public Lender”) agrees to use its commercially reasonable efforts to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Requests for Credit Extensions) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, L/C Issuer, Swingline Lender, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided and provided under each other Credit Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the

Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as the case may be) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay, promptly following written demand therefor, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and Wells Fargo Securities) in connection with the administration, syndication and closing of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable fees and expenses of the Lead Arrangers (other than Wells Fargo Securities) as set forth in that certain Joinder to Commitment Letter dated as of May 29, 2012.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent (and any sub-agents thereof), each Lender, each Lead Arranger and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including any settlement costs and fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and the Collateral Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsections (a) or (b) of this Section to be paid by it to the Administrative Agent or the Collateral Agent, as the case may be, (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each such Lender’s Commitments and share of the Loan Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on each such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, as the case may be,(or any such sub-agent), the L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent, as the case may be (or any such sub-agent), the L/C Issuer or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc.

(i)                                     To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, on behalf of itself and its Subsidiaries, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(ii)                                  To the fullest extent permitted by applicable law, none of the Administrative Agent, the Collateral Agent, the L/C Issuer, the Swingline Lender, any Lender or any Lead Arranger shall assert, and each of them hereby waives, any claim against any Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section and the indemnity provisions in Section 11.02(e) shall survive the resignation of the Administrative Agent, the Collateral Agent, the L/C Issuer, the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that:

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5.0 million, unless, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), it being understood that assignments to a Lender or an Affiliate of a Lender or an Approved Fund shall not be subject to such minimum amounts;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Revolving Lender’s rights and obligations under this Credit Agreement with respect to the Revolving Loans and the Revolving Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii)                               [intentionally omitted];

(iv)                              [intentionally omitted];

(v)                                 any assignment of a Revolving Commitment and Revolving Loans must be approved by (A) the Administrative Agent, unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund, (B) the L/C Issuer and the Swingline Lender and, (C) so long as no Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower’s approval shall not be required if the proposed assignee is a Lender, an Affiliate of a Lender or an Approved Fund;

(vi)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (unless waived by the Administrative Agent in its sole discretion and except in the case of an assignment at the request of the Borrower pursuant to Section 11.13), and the Eligible Assignee, if it shall not be a Lender, shall (A) deliver to the Administrative Agent an

Administrative Questionnaire and (B) deliver to the Borrower and the Administrative Agent the forms required to be delivered pursuant to Section 3.01(e); and

(vii)                           in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested from, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations and the interest thereon owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower, any Lender and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Holdings, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Each Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of such Participants and the rights, interests or obligations of such Participants in any Obligation, in any Commitment and in any right to receive any principal, interest and other payments thereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a)(iv) or (v) or, to the extent the Participant is affected thereby, Section 11.01(b)(i), (ii) or (iii).  Subject to subsection (e) of this Section, each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                                  Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed (it being agreed, without limitation, that it will be reasonable for the Borrower to withhold consent if giving consent would result in increased indemnification obligations at the time the participation takes effect or would be reasonably certain to result in increased indemnification obligations thereafter as a result of a Change in Law announced prior to the time the participation takes effect), provided that the Participant agrees to be subject to the provisions of Sections 3.06(a) and 11.13(a) as if it were a Lender.  For the avoidance of doubt, a Participant entitled to benefits under Section 3.01, 3.04 or 3.05 shall be subject to all of the limitations and requirements of such Sections as if it were a Lender (including, in the case of Section 3.01, all of the limitations in the definition of Excluded Taxes).

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 [Intentionally Omitted].

(i)                                     Resignation as L/C Issuer or Swingline Lender After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or Swingline Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer or Swingline Lender may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swingline Lender as L/C Issuer or Swingline Lender, as the case may be.  If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If any Swingline Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(b).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or the order of any court or administrative agency (including by any subpoena or similar legal process), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement, (ii) any actual or prospective counterparty (or advisors) to any swap, derivative transaction relating to the Borrower and its obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to their agreement to keep such Information confidential, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii)  a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii)  a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from Holdings, the Borrower or any Subsidiary relating to Holdings, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary.  In the case of Information received from Holdings, the Borrower or any Subsidiary after the date hereof, such Information is clearly identified at the time of delivery.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

11.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Credit Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Replacement of Lenders.

(a)                                  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or 3.04) and obligations under this Credit Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable Laws; and

(v)                                 such assignment is recorded in the Register.

A Lender that has assigned its interests, rights and obligations under this Credit Agreement and the related Credit Documents pursuant to this Section 11.13(a) shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 3.06 with respect to the periods during which such Person was a Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)                                 If, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Credit Agreement or any other Credit Document as contemplated by Section 11.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to such Eligible Assignee, all of the Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of sale and payment by the Borrower to the Administrative Agent of the assignment fee under Section 11.06(b); provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of the sale.  Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Assumption; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE OTHER PARTIES HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN

ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE COLLATERAL IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Parties in accordance with the PATRIOT Act.

11.17                 Designation as Senior Debt.

All Obligations shall be “Designated Senior Indebtedness” (or such similar defined term) for purposes of all documentation governing Subordinated Debt.

11.18                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Agents and the Lead Arrangers are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Agents and the other Lead Arrangers, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each Agent and Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) no Agent or Lead Arranger has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Agents and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, each other Credit Party and their respective Affiliates, and no Agent or any Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against any Agent or Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19                 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent, any L/C Issuer or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from such Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such L/C Issuer or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, such L/C Issuer or such Lender in such currency, the Administrative Agent, such L/C Issuer or such Lender, as the case may be, agrees to return the amount of any excess to such Credit Party (or to any other Person who may be entitled thereto under applicable Law).

11.20                 Amendment and Restatement; No Novation.

This Credit Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date.  The execution and delivery of this Credit Agreement shall not constitute a novation of any indebtedness or other obligations owing to the lenders or the administrative agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Credit Agreement and the Liens and security interests as granted under the Existing Credit Agreement or any Credit Document (as defined in the Existing Credit Agreement) securing payment of indebtedness, liabilities and obligations thereunder are in all respects continuing and in full force and effect.  On the Closing Date, (a) the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by this Credit Agreement and the facilities described herein, and (b) all loans, interest, fees and expenses owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date (excluding any breakage fees in respect of “Eurodollar Rate Loans” as defined therein, which such fees owing to the Lenders under this Credit Agreement are hereby waived by each such Lender) shall be calculated as of the Closing Date (pro-rated in the case of any fractional periods if applicable), and shall be paid by the Borrower on the Closing Date.

11.21                 Reaffirmation of Collateral Documents; Release of Hawaii Mortgage.

(a)           Each Credit Party party to that certain Security Agreement, dated as of November 17, 2008, among Interval European Holdings Limited and Interval Vacation Exchange Inc., as chargors, and the Collateral Agent (the “UK Security Agreement”) hereby confirms that such UK Security Agreement shall continue to be in full force and effect and are hereby in all respects ratified and reaffirmed.

(b)           Each of the Lenders hereby consents to the release by the Administrative Agent, on behalf of the Secured Parties, of that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of August 19, 2008 with respect to Units #21, 22 and 110 at Islander on the Beach, 440 Aleka Place, Kapaa, Hawaii, and each of the Lenders hereby authorizes the Collateral Agent to take all actions permitted pursuant to Section 10.10 in connection with such release.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	INTERVAL ACQUISITION CORP.

	By:	/s/ Victoria J. Kincke
	Name:	Victoria J. Kincke
	Title:	Senior Vice President and Secretary

GUARANTORS:	INTERVAL LEISURE GROUP, INC.

	By:	/s/ Jeanette E. Marbert
	Name:	Jeanette Marbert
	Title:	Executive Vice President

IIC HOLDINGS, INCORPORATED
INTERVAL EUROPEAN HOLDINGS LIMITED
INTERVAL HOLDINGS, INC.
INTERVAL INTERNATIONAL HOLDINGS, INC.
INTERVAL INTERNATIONAL, INC.
INTERVAL INTERNATIONAL OVERSEAS HOLDINGS, INC.
INTERVAL RESORT & FINANCIAL SERVICES, INC.
INTERVAL SOFTWARE SERVICES, LLC
INTERVAL VACATION EXCHANGE, INC.
MANAGEMENT ACQUISITION HOLDINGS, LLC
MERIDIAN FINANCIAL SERVICES, INC.
OWNERS’ RESORTS AND EXCHANGE, INC.
VACATION HOLDINGS HAWAII, INC.
VACATION RESORTS INTERNATIONAL
WORLDEX CORPORATION
WORLDWIDE VACATION & TRAVEL, INC.
XYZII, INC.

	By:	/s/ Jeanette E. Marbert
	Name:	Jeanette Marbert
	Title:	Executive Vice President

ASTON HOTELS & RESORTS, LLC
ASTON HOTELS & RESORTS NEVADA, LLC
MAUI CONDO AND HOME, LLC
RQI HOLDINGS, LLC

By:	/s/ John A. Galea
Name:	John Galea
Title:	Manager

ICR FINANCE SERVICES, INC.

By:	/s/ Michele L. Keusch
Name:	Michele Keusch
Title:	President

MERAGON FINANCIAL SERVICES, INC.

By:	/s/ Gregory Sheperd
Name:	Gregory Sheperd
Title:	President

PARADISE VACATION ADVENTURES, LLC

By:	Trading Places International, LLC, as sole
member

	By:	/s/ William L. Harvey
Name: William Harvey
Title: Executive Vice President

REP HOLDINGS, LTD.

By:	/s/ John A. Galea
Name:	John Galea
Title:	Chief Financial Officer

[Interval Amended and Restated Credit Agreement Signature Page]

TRADING PLACES INTERNATIONAL, LLC

By:	/s/ William L. Harvey
Name:	William Harvey
Title:	Executive Vice President

VRI-ORE, LLC

By:	/s/ Jeanette E. Marbert
Name:	Jeanette Marbert
Title:	Manager

[Interval Amended and Restated Credit Agreement Signature Page]

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

	By:	/s/ Andrea S. Chen
Name: Andrea S. Chen
Title: Director

[Interval Amended and Restated Credit Agreement Signature Page]

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION as L/C Issuer, Swingline Lender and as a Lender

	By:	/s/ Andrea S. Chen
Name: Andrea S. Chen
Title: Director

[Interval Amended and Restated Credit Agreement Signature Page]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jamie Freeman
Name: Jamie Freeman
Title: Senior Vice President

[Interval Amended and Restated Credit Agreement Signature Page]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Vanessa Civalero
Name: Vanessa Civalero
Title: Senior Vice President

[Interval Amended and Restated Credit Agreement Signature Page]

SUNTRUST BANK, as a Lender

By:	/s/ Roberto Calvo
Name: Roberto Calvo
Title: Vice President

[Interval Amended and Restated Credit Agreement Signature Page]

FIFTH THIRD BANK, as a Lender

By:	/s/ David C. Jackson
Name: David C. Jackson
Title: Senior Vice President, Commercial Banking

[Interval Amended and Restated Credit Agreement Signature Page]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shibani Faehnle
Name: Shibani Faehnle
Title: Vice President

[Interval Amended and Restated Credit Agreement Signature Page]

UNION BANK, N.A., as a Lender

By:	/s/ Christine Davis
Name: Christine Davis
Title: Vice President

[Interval Amended and Restated Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert L. Mendoza
Name: Robert L. Mendoza
Title: Senior Vice President

[Interval Amended and Restated Credit Agreement Signature Page]

SYNOVUS BANK, as a Lender

By:	/s/ Michael Sawicki
Name: Michael Sawicki
Title: SRM

[Interval Amended and Restated Credit Agreement Signature Page]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

[Interval Amended and Restated Credit Agreement Signature Page]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Derick E. Duchodni
Name: Derick E. Duchodni
Title: Assistant Vice President

[Interval Amended and Restated Credit Agreement Signature Page]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Anthony D. Nigro
Name: Anthony D. Nigro
Title: Senior Vice President

[Interval Amended and Restated Credit Agreement Signature Page]

CITY NATIONAL BANK, N.A., as a Lender

By:	/s/ Vivian Alvarez
Name: Vivian Alvarez
Title: Vice President

[Interval Amended and Restated Credit Agreement Signature Page]